                                                                    EXHIBIT 10.1

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2


                               SEPTEMBER 19, 2002






                             COLLABORATION AGREEMENT

                                     BETWEEN

                              ELI LILLY AND COMPANY

                                       AND

                          AMYLIN PHARMACEUTICALS, INC.

                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT (the "Agreement") is made and is effective as of September 19, 2002 (the "Effective Date") between

         Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana, whose principal place of business is Lilly Corporate Center, Indianapolis, Indiana, 46285, United States of America ("Lilly"),

                                       and

         Amylin Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, whose principal place of business is 9373 Towne Centre Drive, Suite 250, San Diego, California 92121, United States of America ("Amylin").


                                    RECITALS

         A. Amylin is engaged in manufacturing, research and development of pharmaceutical products and is currently engaged in the development of the Compound for the Indication.



         B. Lilly is engaged in the research, development, manufacture and marketing of pharmaceutical products. Lilly and Amylin desire to collaborate in the further clinical development and marketing of Compound, upon the terms described in this Agreement and the Related Agreements.


         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, the following terms shall have the meanings assigned to them in this Article and include the plural as well as the singular. All accounting terms not otherwise defined in this Agreement, whether capitalized or not, shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect in the U.S. from time to time ("U.S. GAAP").



                                       1.

         1.1 "ADDITIONAL INDICATIONS" means all potential indications for Compound other than the Indication.

         1.2 "ADVERSE EVENT" (ALSO TERMED "ADVERSE DRUG EXPERIENCE") means any adverse medical occurrence in a pre-clinical study, or in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have to have a causal relationship with any treatment, including as designated under 21 C.F.R. 312.32 and any other Applicable Laws.

         1.3 "ADVERSE EVENT REPORT" (also termed "Adverse Drug Experience Report") means any oral, written or electronically transmitted report of any Adverse Event or Adverse Drug Experience.

         1.4 "AFFILIATE" means any Person that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms "controls," "controlled," and "control" means (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities (or other comparable ownership interest for an entity other than a corporation) of a Party.

         1.5 "ALTERNATE DELIVERY" means a method for administration of Product other than by means of intravenous, intramuscular or subcutaneous injection (including injectable depot formulations), including but not limited to oral administration, controlled or sustained release oral delivery, buccal delivery, and pulmonary delivery.

         1.6 "AMIGO TRIAL" means any of the three (3) Phase 3 Clinical Trials under Amylin's protocols 2993-112, 2993-113 and 2993-115, respectively.

         1.7 "AMYLIN CONFIDENTIAL INFORMATION" means all information (scientific, clinical, regulatory, marketing, financial, commercial, or otherwise) disclosed or provided by, or on behalf of, Amylin to Lilly or Lilly's designees in connection with this Agreement, or the Related Agreements, whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except such information that Lilly can show by its contemporaneous written records:

             (a) was, prior to the date of Amylin's disclosure, known to it or already in the public domain;

             (b) became part of the public domain, after Amylin's disclosure hereunder, through no breach of this Agreement by Lilly or by any person or entity to whom Lilly disclosed such information;

             (c) was subsequently disclosed to Lilly, without any restrictions, by a person or entity having lawful possession of, and a legal right to disclose, such information; or



                                       2.

             (d) was developed by Lilly without use, and independent, of Amylin Confidential Information.

         1.8 "AMYLIN KNOW-HOW" means all Information that Amylin Controls as of the Effective Date or during the Term that is necessary or useful for the Development, Manufacture, Commercialization, formulation, use, distribution or sale of Compound or Product, including without limitation its formulation and Manufacture and any Improvements. Amylin Know-How does not include Amylin Patents or Neogenesis Patents, or know-how related to Neogenesis Patents.

         1.9 "AMYLIN MARKS" has the meaning provided in Section 9.5(b).

         1.10 "AMYLIN PATENTS" means all Patents Controlled by Amylin as of the Effective Date or during the Term that are necessary or useful for the Development, Manufacture, formulation, use, distribution or sale of Compound or Product, including without limitation any such patents, claiming the composition of matter or the use of Compound or Product or any Improvements, but excluding the Neogenesis Patents.

         1.11 "AMYLIN RIGHTS" means Amylin Patents and Amylin Know-How.

         1.12 "APPLICABLE LAWS" mean all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including, without limitation, the Regulatory Laws, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335a et seq.), and Anti-Kickback Statute (42 U.S.C. Section 1320a-7b et seq.), all as amended from time to time.

         1.13 "[...***...]" means a Development Budget or Commercialization Budget that is intended to be binding upon the Parties. In the absence of a downward adjustment approved by the JDC with respect to a Development Budget or the JCC with respect to a Commercialization Budget, each Party agrees to use its Commercially Reasonable Efforts to complete the activities contemplated by a [...***...] and to do so within the amounts budgeted. The Parties acknowledge that actual expenditures are likely to differ from budgeted amounts, and accordingly agree that the aggregate amount actually spent by a Party may be up to [...***...] than the amount specified in the [...***...]. In the event a Party's expenditures in the aggregate exceed the amount budgeted in any [...***...] by [...***...], the JDC or the JCC, as appropriate, shall determine if such excess amount is reasonable under the circumstances. If the JDC or the JCC, as appropriate, determines such excess amounts are reasonable, such amounts shall be deemed Development Costs or Commercialization Costs, otherwise, the excess shall be the responsibility of that Party.

         1.14 "CALENDAR QUARTER" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.



                                       3.      *CONFIDENTIAL TREATMENT REQUESTED

         1.15 "CALENDAR YEAR" means each successive period of 12 months commencing on January 1 and ending on December 31.

         1.16 "CHANGE IN CONTROL" shall mean, with respect to either Party, any of the following events: (i) the acquisition by any Major Pharmaceutical Company of "beneficial ownership" (as defined in Rule 13d-3 under the United States Securities and Exchange Act of 1934, as amended) directly or indirectly, of 50% or more of the shares of such Party's capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of such Party's Board of Directors or equivalent body (the "Board of Directors") (the "Voting Stock"); (ii) the approval by the shareholders of such Party of a merger, share exchange, reorganization, consolidation or similar transaction of such Party (a "Transaction"), if any party to the transaction is a Major Pharmaceutical Company other than a Transaction which would result in the beneficial owners of Voting Stock of such Party immediately prior thereto continuing to beneficially own (either by such Voting Stock remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of such Party or such surviving entity immediately after such Transaction; or (iii) approval by the shareholders of such Party of a complete liquidation of such Party or a sale or disposition of all or substantially all of the assets of such Party.

         1.17 "cGCP" shall mean the then current good clinical practices as defined in U.S. Regulations 21 CFR Sections 50, 54, 56, 312 and 314, (or in the case of foreign jurisdictions, comparable regulatory standards), and in any successor regulation, including those procedures expressed or implied in the Regulatory Materials with respect to the Product provided to Regulatory Authorities.

         1.18 "cGLP" means the then current good laboratory practice standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the Regulatory Materials with respect to the Product provided to Regulatory Authorities.

         1.19 "cGMP" OR "GMP" means current good manufacturing practices for pharmaceuticals as described in regulations promulgated by Regulatory Authorities as applicable to the Manufacture of Product, as such regulations are in effect at the time of Manufacturing Product.

         1.20 "CLINICAL HOLD" means the FDA requires Amylin to stop, or Amylin agrees to stop, dosing patients with Compound in all Amigo Trials, prior to completion of the Amigo Trials in accordance with their protocols.

         1.21 "COLLABORATION" shall have the meaning provided in Section 2.1.

         1.22 "COMMERCIALIZATION" shall mean all activities undertaken before and after Marketing Approval pursuant to an approved Commercialization Plan for a Product or otherwise relating specifically to the marketing, sale and distribution of Products including, without limitation, (i) sales force detailing, advertising, education, planning, marketing, sales force training and distribution, (ii) scientific and medical affairs; (iii)



                                       4.

Phase 3B Clinical Trials and Phase 4 Clinical Trials; and (iv) the Manufacture of Product intended for commercial sale, including, without limitation, formulation, bulk production, fill/finish, manufacturing process development, and manufacturing and quality assurance technical support.

         1.23 "COMMERCIALIZATION BUDGET" means the budget for Commercialization activities that is included within each Commercialization Plan, as such budget may be amended or updated from time to time in accordance with Section 2.6. The Commercialization Budget shall be updated on a yearly basis.

         1.24 "COMMERCIALIZATION COSTS" means those costs and expenses incurred by a Party or for its account in the Commercialization of Product consistent with the Commercialization Plan, calculated in accordance with Section 4.4.

         1.25 "COMMERCIALIZATION PLAN" means a written rolling three-year plan for the Commercialization of Product, including a budget for such activities, as such plan may be amended or updated from time to time in accordance with Section
2.6. The initial commercialization plan has been agreed upon by the parties in writing concurrently herewith.

         1.26 "COMMERCIALIZATION PROGRAM" means the activities undertaken by Amylin and Lilly as set forth in the Commercialization Plan.

         1.27 "COMMERCIALLY REASONABLE EFFORTS" shall mean efforts, expertise and resources normally used by the Party for a product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety, and efficacy, product profile, difficulty in developing the product, competitiveness of the marketplace for resulting products, the proprietary position of the compound or product, the regulatory structure involved, the potential total profitability of the applicable products marketed or to be marketed, and other relevant factors affecting the cost, risk and timing of development and the total potential reward to be obtained if a product is commercialized. In determining whether Commercially Reasonable Efforts were satisfied, the fact that a Party is required to share profits with the other Party shall not be a factor weighed (i.e., a Party may not apply lesser resources or effort to the Product because it must share the profits or revenues from sales of the Product with the other Party). Further, if a Party is [...***...], Commercially Reasonable Efforts shall mean that such Party shall not unreasonably [...***...], and shall instead devote [...***...] effort in support of the Product [...***...].

         1.28 "COMPOUND" means exendin-4 having the molecular structure set forth in ATTACHMENT 1.28 HERETO.

         1.29 "CONFIDENTIAL INFORMATION" means the Amylin Confidential Information or the Lilly Confidential Information, as applicable.



                                       5.      *CONFIDENTIAL TREATMENT REQUESTED

         1.30 "CONTROL" or "CONTROLLED" means with respect to any intellectual property right, that the Party owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other Party as provided for in this Agreement without violating an agreement with, or infringing any rights of, a Third Person as of the time such person would be first required under this Agreement to grant the other person such access, license or sublicense.

         1.31 "CO-PROMOTE" OR "CO-PROMOTION" has the meaning provided in the Co-Promotion Agreement included within the Related Agreements.

         1.32 "CO-PROMOTION TERRITORY" has the meaning provided in the Co-Promotion Agreement.

         1.33 "COST OF PRODUCT SOLD" means, for so long as the Collaboration utilizes primarily Third Parties for the Manufacture of Compound and Product, those costs incurred for the acquisition of Compound or Product from Third Party manufacturer(s) including all activities necessary for conversion into salable Product. The Cost of Product Sold shall be evidenced by Third Party invoices for Product supplied to the Parties and converted into salable Product. Also, the reasonable internal or Third Party costs for distribution expenses including, but not limited to, transportation costs, warehousing costs, and customer service costs associated with the manufacturing and distribution of the Product are included in the Cost of Product Sold. In addition, royalties paid to Third Parties related to the sale of the Product shall be included in the Cost of Product Sold. If one of the Parties desires to manufacture Compound or Product, the Parties shall negotiate in good faith the terms of such arrangements, including any necessary changes to this definition.

         1.34 "DEVELOPMENT" means the conduct of all activities that are reasonably required to obtain Marketing Approval of Product, including: (i) toxicology, regulatory affairs, pre-clinical studies and clinical trials (excluding Phase 3B Clinical Trials and Phase 4 Clinical Trials) in accordance with the cGLPs, cGCPs and cGMPs or other designated quality standards and Applicable Laws; and (ii) all activities relating to developing the ability to Manufacture Compound and Product, including, without limitation, formulation, delivery technologies and devices, bulk production, fill/finish, Manufacturing process development, and Manufacturing and quality assurance technical support, until such time as Manufacturing of Product intended for commercial sale commences.

         1.35 "DEVELOPMENT BUDGET" means the budget for Development activities that is included within each Development Plan, as such budget may be amended or updated from time to time in accordance with Section 2.2.

         1.36 "DEVELOPMENT COSTS" means those costs and expenses incurred by a Party or for its account in the Development of Product consistent with the Development Plan, calculated in accordance with Section 4.3. Development Costs include those costs incurred for FTEs and Product specific Third Party costs. Product specific Third



                                       6.

Party costs include, but are not limited to, [...***...]

         1.37 "DEVELOPMENT PLAN" means a written rolling three-year plan for the Development of Product, including a budget for such activities, as such plan may be amended or updated from time to time in accordance with Section 2.2. The initial Development Plan has been agreed upon by the Parties in writing concurrently herewith.

         1.38 "DEVELOPMENT PROGRAM" means the activities undertaken by Amylin and Lilly as set forth in the Development Plan.

         1.39 "DMF" shall mean a drug master file (as such term is defined in 21 C.F.R. Part 314.420) for Product, or the comparable file required by any Regulatory Authority in a country or jurisdiction outside the U.S.

         1.40 "EARLY TERMINATION DATE" means the date on which Lilly receives the full statistical data on the results of the Amigo Trials in accordance with the statistical plan agreed to by the Parties.

         1.41 "EC APPROVAL" means approval of a Product for marketing in the European Union by the European Commission ("EC") upon recommendation by the EMEA or, if Lilly seeks approval through mutual recognition therein, by the Ministry of Health of the United Kingdom, France, Germany, Italy or Spain (each a "Major European Country"), without the requirement for price having been approved. If a Product is sold in a Major European Country without EC or Ministry of Health approval, EC Approval will be deemed to have been obtained on the date of Product Launch in a Major European Country.

         1.42 "EMEA" means the European Medicines Evaluation Agency for the European Union, or a successor agency, which has jurisdiction over Marketing Approval of a pharmaceutical product or device in the European Union.

         1.43 "EXCEPTED COMMERCIALIZATION MATTERS" has the meaning provided in
Section 3.1(e).

         1.44 "EXCEPTED DEVELOPMENT MATTERS" has the meaning provided in Section 3.1(e).

         1.45 "FDA" means the U.S. Food and Drug Administration, or any successor federal agency having responsibility over U.S. Marketing Approvals.



                                       7.      *CONFIDENTIAL TREATMENT REQUESTED

         1.46 "FD&C ACT" means the U.S. Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.

         1.47 "FIELD" means prevention and treatment of all human and animal diseases and disorders.

         1.48 "FTE" means the equivalent of the scientific or technical work of one (1) employee full time for one (1) year (consisting of at least a total of 1800 hours per year) of work on or directly related to the Development or Commercialization of Products, or any other activities contemplated under this Agreement, carried out by a qualified employee. A qualified employee is any individual, regardless of level within the organization, that is directly associated with the Development or Commercialization of the Product, including Phase 3B Clinical Trials and Phase 4 Clinical Trials. Time incurred by these qualified employees specifically related to the direct Development or Commercialization of the Product is reimbursable. Scientific or technical work can include, but is not limited to, experimental laboratory work, developing manufacturing processes for Product, conducting other Development activities relating to Product, recording and writing up results, reviewing literature and references and holding scientific discussions, and attending conferences in the field. Time incurred by employees not related to scientific or technical work (e.g., Sales Force Efforts) and time not spent directly on the Product is not eligible for reimbursement by this Agreement. No additional payment shall be made with respect to any person who works more than 1800 hours per year, and any person who devotes less than 1800 hours per year of reimbursable time shall be treated on a pro-rata basis based upon the actual number of reimbursable hours divided by 1800.

         1.49 "FTE RATE" means the rate (which shall be the same U.S. dollar amount for both Parties) for which each Party will charge for its eligible FTEs devoted to Development and, in certain circumstances, Commercialization of the Product under this Agreement. For the period ending December 31, 2003, the rate shall be [...***...]. The FTE Rate shall be adjusted annually as of January 1 beginning with January 1, 2004, in accordance with the annual percentage change in the [...***...], except as otherwise mutually agreed by the Parties. The intent of the FTE Rate is to represent a fully loaded rate that includes, but is not limited to the following general expense categories: salaries and wages (including overtime compensation, all bonuses, moving expenses, and payroll taxes), benefits provided to FTEs (including health benefits, defined contribution, defined benefit plans, vacations, etc.), direct employee costs (including recruitment costs, internal and external training costs, computer charges, automobile leases, travel expenses, subscriptions and reference materials, telephone, fax, cellular phone, and copy machines and related costs), and allocation of costs for those additional activities that support the Development or Commercialization of the Product (including rent, insurance, and utilities). The Commercialization expenses to be reimbursed through the FTE Rate shall include only



                                       8.      *CONFIDENTIAL TREATMENT REQUESTED
those services of employees that are primarily scientific or technical in nature, such as medical and regulatory personnel involved in the conduct of Phase 3B and Phase 4 Clinical Trials. The FTE Rate is not intended to include any Sales Force Costs.

         1.50 "GEO OPEX" means the amount spent by Amylin or Lilly with Third Parties for Product samples (including performance or trial scripts), promotional materials, and promotional activities to promote the Product in the Territory.

         1.51 "GOVERNMENTAL AUTHORITY" means any court tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, or other political subdivision, or supranational body, domestic or foreign.

         1.52 "GROUP" shall mean a group of related Persons deemed a "person" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

         1.53 "IMPROVEMENT" means any findings, developments, discoveries, inventions, additions, modifications, enhancements, formulations, or changes to the composition of matter, or method of use of, Compound or Product, or their Manufacture made by, or coming under Control of a Party or any of its Affiliates or Sublicensees during the Term which are necessary or useful in the Development, Manufacture, or Commercialization of Compound or Product, including without limitation, new or improved methods of synthesis, manufacture, ingredients, preparation, presentation, means of delivery, dosage, formulation, or analysis, whether or not patentable.

         1.54 "IND" means an Investigational New Drug Application (together with all additions, deletions, and supplements thereto) filed with the FDA.

         1.55 "INDICATION" means the prevention and treatment of diabetes and/or obesity through any dosage form of a pharmaceutical product for humans.

         1.56 "INFORMATION" means any information (including technology to reduce immunogenicity) Controlled by either Party during the Term that is necessary or useful for the Development, Commercialization or Manufacture of Compound or Product. Information may include, but is not limited to, (a) any and all inventions, know-how, developments, Improvements, materials, data, analyses, and the like, regardless of whether the information is stored or transmitted in oral, documentary, or electronic form and (b) information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, trade secrets and Manufacturing, marketing, financial, regulatory, personnel and other business information and plans, and all scientific, clinical, regulatory, marketing, financial and commercial information or data; in each case, to the extent necessary or useful for the Development, Commercialization or Manufacture of Compound or Product.

         1.57 "IP SUBCOMMITTEE" has the meaning provided in Section 3.1 hereof.

         1.58 "JOINT COMMERCIALIZATION COMMITTEE" OR "JCC" has the meaning provided in Section 3.3.



                                       9.

         1.59 "JOINT DEVELOPMENT COMMITTEE" OR "JDC" has the meaning provided in
Section 3.2.

         1.60 "JOINT IMPROVEMENTS" has the meaning provided in Section 10.1(c).

         1.61 "JOINT PATENTS" has the meaning provided in Section 10.2.

         1.62 "JOINT QUALITY SUBCOMMITTEE" OR "JQS" has the meaning provided in
Section 3.2 hereof.

         1.63 "LILLY CONFIDENTIAL INFORMATION" means all information (scientific, clinical, regulatory, marketing, financial, commercial, or otherwise) disclosed or provided by, or on behalf of, Lilly to Amylin or Amylin's designees in connection with this Agreement, or the Related Agreements whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except such information that Amylin can show by its contemporaneous written records:

             (a) was, prior to the date of Lilly's disclosure, known to it or already in the public domain;

             (b) became part of the public domain, after Lilly's disclosure hereunder, through no breach of this Agreement by Amylin or by any person or entity to whom Amylin disclosed such information;

             (c) was subsequently disclosed to Amylin, without any restrictions, by a person or entity having lawful possession of, and a legal right to disclose, such information; or

             (d) was developed by Amylin without use, and independent, of Lilly Confidential Information.

         1.64 "LILLY KNOW-HOW" means all Information that Lilly Controls as of the Effective Date or during the Term that is necessary or useful for the Development, Manufacture, Commercialization, formulation, use, distribution or sale of Compound or Product, including without limitation its formulation and Manufacture and any Improvements. Lilly Know-How does not include Lilly Patents.

         1.65 "LILLY MARKS" has the meaning provided in Section 9.5(b).

         1.66 "LILLY PATENTS" means all Patents Controlled by Lilly as of the Effective Date or during the Term that are necessary or useful for the Development, Manufacture, formulation, use, distribution or sale of Compound or Product, including without limitation any such Patents claiming the composition of matter or the use of Compound or Product or any Improvements.

         1.67 "LILLY POLICY COMMITTEE" means the most senior executive committee at Lilly that sets overall business policy for Lilly or any successor committee.



                                      10.

         1.68 "LILLY RIGHTS" means Lilly Patents and Lilly Know-How.

         1.69 "MAJOR MARKET" means any of the following jurisdictions: United States, United Kingdom, France, Germany, Italy, Spain or Japan.

         1.70 "MAJOR PHARMACEUTICAL COMPANY" means any Person who, during the immediately preceding fiscal year, had [...***...], excluding Lilly and any of its successors or assigns. Beginning with January 1, 2004, the [...***...] threshold described above shall be increased or decreased by [...***...]

         1.71 "MANUFACTURE" OR "MANUFACTURING" OR "MANUFACTURED" means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), releasing, packaging and shipping the Product.

         1.72 "MARKETING APPROVAL" means the act of a Regulatory Authority necessary for the manufacture, marketing and sale of the Product for one or more Indications or Additional Indications in a country or regulatory jurisdiction, including, without limitation, the approval of the NDA by the FDA, and EC Approval and satisfaction of all applicable regulatory and notification requirements and the grant of Pricing Approval.

         1.73 "MARKS" has the meaning provided in Section 9.5(b).

         1.74 "MEDICAL INQUIRY" means an unsolicited request from a health care professional for additional information concerning Product.

         1.75 "NDA" means the single application or set of applications (and any other required registrations, notifications, forms or supplements) for a Product and/or pre-market approval to make and sell commercially a Product, filed with the FDA or with a Regulatory Authority anywhere in the Territory.

         1.76 "NEOGENESIS PATENTS" means, to the extent Controlled by Amylin, those patents described in Attachment 1.76 and their related Patents.

         1.77 "NET SALES" shall mean, with respect to a Product, the gross amount invoiced for sales of Product by a Party, its Affiliates and Sublicensees to Third Persons (excluding Sublicensees) in the Territory, less:

             (a) trade, quantity and cash discounts and rebates and retroactive price reductions or allowances actually allowed or granted from the billed amount;

             (b) credits or allowances actually granted upon claims, rejections or returns of such sales of Products, including recalls;



                                      11.      *CONFIDENTIAL TREATMENT REQUESTED

             (c) taxes imposed on the production, sale, delivery or use of the Product (including, without limitation, sales, use, excise or value added taxes but excluding income taxes), duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds; and

             (d) a provision for uncollectible accounts determined in accordance with such Party's normal accounting procedures consistently applied within and across its pharmaceutical operating units, provided that such provision for uncollectible accounts shall not exceed [...***...] of the amount invoiced.

         Such amounts shall be determined from the books and records of the applicable Party maintained in accordance with U.S. GAAP consistently applied. Each Party further agrees that in determining such amounts, it will use such Party's then current standard procedures and methodology, including such Party's then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars.

         1.78 "OPERATING PROFITS OR LOSSES" has the meaning provided in Section 4.5.

         1.79 "OPTION COMPOUND" means any Tier 1 Compound or any Tier 2
Compound.

         1.80 "OPTION PERIOD" means, for any Option Compound:

             (i) The period from the [...***...] until [...***...], with respect to any Option Compound for which the first patient has been enrolled in a [...***...] before [...***...], and

             (ii) The period from the [...***...] until [...***...], with respect to any Option Compound for which the Product Decision Date had been reached before [...***...].

         1.81 "PARTY" or "PARTIES" means Amylin and/or Lilly.

         1.82 "PATENT" or "PATENTS" means (a) patents and patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (e) term extensions, supplementary protection certificates and other governmental action which provide exclusive rights to a Product beyond the original patent expiration date.



                                      12.      *CONFIDENTIAL TREATMENT REQUESTED

         1.83 "PATENT EXPENSE" means all costs and expenses incurred by a Party for preparation, filing, prosecution and maintenance of an Amylin Patent, Lilly Patent or Joint Patent, as applicable.

         1.84 "PERSON" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

         1.85 "PHASE 1 CLINICAL TRIALS" means human clinical trials conducted anywhere in the world in accordance with cGCP in a small number of healthy volunteers or patients intended to establish an initial safety profile and the pharmacokinetics and/or pharmacodynamics of a Product.

         1.86 "PHASE 2 CLINICAL TRIALS" means human clinical trials conducted in patients with a Product anywhere in the world in accordance with cGCP and intended to demonstrate efficacy and a level of safety in the particular indication tested, as well as to obtain a preliminary indication of the unit and/or daily dosage regimen required.

         1.87 "PHASE 3 CLINICAL TRIALS" means large scale human clinical trials conducted in patients anywhere in the world in accordance with cGCP and intended to demonstrate efficacy and a level of safety in the particular indication tested sufficient to obtain Marketing Approval of Product. Phase 3 Clinical Trials include "bridging studies" which allow submission in a target country of clinical data generated from Phase 3 studies completed in other countries to be submitted in lieu of repeating Phase 3 studies in the target country.

         1.88 "PHASE 3B CLINICAL TRIALS" shall mean Phase 3 Clinical Trials commenced before receipt of Marketing Approval in the jurisdiction where such trials are being conducted, but which are not required for receipt of Marketing Approval and are conducted primarily for the purpose of Product support (i.e., providing additional drug profile data).

         1.89 "PHASE 4 CLINICAL TRIALS" means all clinical trials which are conducted after Approval of Product has been obtained from an appropriate Regulatory Authority comprising of trials conducted voluntarily by one or both of the Parties for enhancing marketing or scientific knowledge of an approved Indication and trials conducted due to request or requirement of a Regulatory Authority.

         1.90 "PRICING APPROVAL" means such approval or agreement or determination or governmental decision establishing prices for Product that can be charged to consumers and will be reimbursed by Governmental Authorities in countries in the Territory where Governmental Authorities or Regulatory Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

         1.91 "PRODUCT" means a pharmaceutical product that contains or incorporates Compound, whether in development or approved by any Regulatory Authority, including



                                      13.

all formulations, line extensions and modes of administration (including, without limitation, all delivery devices or other peripherals and consumables).

         1.92 "PRODUCT COMPLAINT" means any written, verbal, or electronic expression of dissatisfaction regarding Product including, but not limited to, actual or suspected product tampering, contamination, mislabeling, or wrong ingredients.

         1.93 "PRODUCT DECISION DATE" means the date on which a Party makes the determination, in accordance with its usual internal decision making processes and [...***...] for a pharmaceutical product.

         1.94 "PRODUCT LAUNCH" shall mean the date on which Product is first shipped in commercial quantities by a Party, its Affiliate or Sublicensee for commercial sale to Third Persons in the Territory (not Affiliates or Sublicensees) following Marketing Approval of Product, including, if applicable, any necessary Pricing Approval.

         1.95 "PRODUCT TRADEMARKS" has the meaning provided in Section 9.5(a).

         1.96 "PROMOTIONAL MATERIALS" means any printed or other materials bearing a Product name (trade name or generic name) used to promote Product, (examples include, but are not limited to, all promotional brochures, journal ads, brochures, selling aids, posters, reprints, video or audio tapes, press releases, service items, managed care pull through sheets, formulary presentations, price lists, monographs, Internet pages and websites, and telephone, radio or television advertisements) and materials produced by outside sources (examples include, but are not limited to, medical reprints, textbooks and CME materials) to the extent funded by, created in cooperation with, reviewed by or distributed by a Party, and any other items defined as labeling or advertising in Section 201(m) of the FD&C Act or 21 CFR Section 202.1(l)(1) (as such sections may be amended from time to time). "Promotional Materials" shall also be deemed to include any advertising and promotional labeling bearing the Parties' names but not bearing a Product name (examples include "coming soon" or "reminder" advertisements) that may be used prior to obtaining Marketing Approval to market, sell and distribute the Product to promote only the Indication(s) or Additional Indications of the Product.

         1.97 "REGULATORY AUTHORITY" means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting Marketing Approval and/or, to the extent required in such country or jurisdiction, Pricing Approval of Product in such country or jurisdiction, including without limitation, (a) in the U.S., the FDA, and any other applicable governmental or regulatory authority in the U.S. having jurisdiction over the Product, and any successor government authority having substantially the same function, and (b) any foreign equivalent thereof.

         1.98 "REGULATORY LAW" means the FD&C Act, together with any rules and regulations promulgated thereunder. "Regulatory Law" shall also mean any applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any



                                      14.      *CONFIDENTIAL TREATMENT REQUESTED

Governmental Authority governing the import, export, manufacture or distribution of Product (including, without limitation, Marketing Approval of Product) or reporting obligations with respect to Product Complaints or Adverse Events related to Product, together with any rules and regulations promulgated thereunder.

         1.99 "REGULATORY MATERIALS" means any regulatory submissions, notifications, registrations, approvals and/or other filings made to or with Regulatory Authority that may be necessary or reasonably desirable to develop, manufacture, market, sell or otherwise commercialize Product in the Territory.

         1.100 "REIMBURSABLE MARKETING EXPENSES" means all Sales Force Costs and all other costs and expenses incurred by a Party that are consistent with the Commercialization Plan and Commercialization Budget and specifically attributable or related to the Commercialization of Product. Internal costs of either Party in the U.S. shall not be Reimbursable Marketing Expenses. Should one of the Parties be materially adversely impacted by not sharing these internal costs, that Party shall have a right to present a proposal to the JCC to share future internal marketing direct FTE and medical liaison costs in the U.S. FTEs involved in conducting Phase 3B and Phase 4 studies are reimbursable at the FTE Rate. Lilly's internal marketing costs outside the U.S., including headcount, shall be reimbursed in accordance with Lilly's standard cost accounting procedures. Lilly shall ensure that costs are not unfairly allocated to the Product and that headcount shall be allocated based upon actual time spent on the Product similar to the procedures specified in Section 1.48. Third Party marketing expenses eligible for reimbursement by the Parties include, without limitation, the following expenses: (i) medical support for marketing and product team matters, including support for investigator initiated studies;
(ii) expenses associated with the Product launch meeting; (iii) Promotional Materials, including but not limited to, those materials used for training of sales representatives and for communication with thought leaders, targeted professionals or other Persons including, without limitation, Geo Opex costs, and external expenses associated with distribution of Promotional Materials to the individual Parties' warehouses, (iv) advertising agency fees and media production; (v) development and creation of scientific communications, publications, journal and magazine advertisements and supplements; (vi) health economics studies and activities; (vii) patient marketing activities; (viii) market research and competitive intelligence projects; (ix) public relations and community relations related to Product; (x) consultantships; (xi) "peer to peer" activities such as continuing medical education, speaker training, consultants and advisory boards; (xii) symposia, conferences, trade shows and conventions, convention donations, convention exhibits, grants, educational materials, compassionate use product, indigent programs and other Product donations; (xiii) pricing research and pricing development; (xiv) thought leader, patient and/or physician web-based communication activities and programs, along with internet and website development -- both content and actual site administration and updates; (xv) the risk management plan for Product, (xvi) customer service initiatives including, but not limited to a customer call center; (xvii) drug distribution data; and (xviii) other promotion-related activities. Expenses of the type described above that are incurred internally and not through Third Parties shall not be Reimbursable Marketing Expenses unless they constitute Sales Force Costs. It is anticipated that over time the level of internal



                                      15.

expenses incurred by each Party will be approximately equal. In the event such internal expenses are not approximately equal over time, the Parties shall negotiate in good faith appropriate charges to this Agreement in order to equalize such expenses.

         1.101 "RELATED AGREEMENTS" means the Co-Promotion Agreement, Stock Purchase Agreement, Milestone Conversion Agreement, Registration Rights Agreement, and Loan Agreement entered into by the Parties contemporaneously with this Agreement.

         1.102 "SALES FORCE COSTS" include costs associated with sales force promotion, including, but are not limited to, direct costs such as (i) sales representative compensation and benefits, (ii) incentives, (iii) training, (iv) travel, (v) meetings, (vi) telecommunications, (vii) automobiles, (viii) office rental and administrative support, (ix) sales force operations including, but not limited to, sales force incentives and metrics, strategy and planning, and analytics, and allocated costs such as (A) information technology including, but not limited to, software associated sales force automation tools, related help desk support, related software maintenance, field hardware, and samples cards,
(B) functional support such as human resources, legal, financial, communications, compliance, (C) eBusiness initiatives, and (D) other administrative costs such as moving expenses, nominal sales representative spend for lunches, entertainment, etc.

         1.103 "SALES FORCE EFFORTS" means the face-to-face contact by either a Lilly or an Amylin sales representative with a targeted professional or other medical professional with prescribing authority which involves a Product presentation and is performed with a view to increase prescribing preferences for the Products. The Parties will share in the costs of these Sales Force Efforts in compliance with Section 4.6.

         1.104 "SERIOUS ADVERSE EVENT REPORT means any Adverse Event Report that involves an Adverse Event that is fatal or life-threatening, a persistent or significant disability/incapacity, requires in-patient hospitalization or prolongation of existing hospitalization, or is a congenital anomaly/birth defect, or any other medically important event that can be regarded as serious, even though it does not meet any of the above criteria.

         1.105 "SR PRODUCT" means a sustained release injectable Product formulation [...***...].

         1.106 "STEERING COMMITTEE" OR "JSC" has the meaning provided in Section 3.1.

         1.107 "SUBLICENSEE" means any Third Person (including, without limitation, a distributor) to which a Party or any of its Affiliates grants any right to make, use, market, or import and sell a Product in accordance with
Section 9.2. A Third Person who is granted only the right to distribute or promote a Product (such as a contract sales organization) will not be considered a Sublicensee.



                                      16.      *CONFIDENTIAL TREATMENT REQUESTED

         1.108 "TERM" has the meaning provided in Section 12.1.

         1.109 "TERRITORY" means all countries of the world.

         1.110 "THIRD PARTY" OR "THIRD PERSON" means any Person other than Amylin or Lilly and their respective Affiliates.

         1.111 "TIER 1 COMPOUND" means any compound listed in ATTACHMENT 1.111.

         1.112 "TIER 2 COMPOUND" means any compound listed in ATTACHMENT 1.112.

         1.113 "TREATED SUBJECT" means a study patient participating in an Amigo Trial or in a Phase 3 Clinical Trial of an SR Product who has been administered Product.

         1.114 "U.S." means the United States of America, including its territories and possessions.


                                    ARTICLE 2

                         COLLABORATION; DEVELOPMENT AND
                           COMMERCIALIZATION PROGRAMS

2.1 PURPOSE AND SCOPE OF COLLABORATION.

In accordance with the terms described herein, the Parties agree to collaborate on an exclusive basis in the Development and Commercialization of Product in the Field (the "COLLABORATION"). The Development obligations of each Party, and budget for Development activities, will be set forth in the Development Plan. The Co-Promotion obligations of the Parties and their respective rights as to certain other matters will be set forth in the Related Agreements. The Parties agree at all times to act in good faith and in a cooperative manner, to share all information reasonably necessary to facilitate each Party's performance of its obligations hereunder, and to use reasonable efforts to reach consensus on decisions contemplated under this Agreement. The Commercialization obligations of each Party, and budget for Commercialization activities, will be set forth in the Commercialization Plan.

2.2 DEVELOPMENT PROGRAM.

         (a) DEVELOPMENT EFFORTS. Each Party will use Commercially Reasonable Efforts to conduct Development of the Product for the Indication in accordance with the Development Plan and to bring Product to market as soon as practicable on a worldwide basis. Amylin shall have primary responsibility for Development of the Product in the U.S., and Lilly shall have primary responsibility for Development of the Product outside the U.S. All Development activities shall be conducted under the direction and oversight of the Steering Committee and the Joint Development Committee with coordination with the JCC as appropriate. Lilly and Amylin will provide financial and other support for Development of the Product as provided in this



                                      17.

Agreement and in the Development Plan. Each Party shall provide consultation and advice to the other Party in furtherance of the Development Plan through its participation on the Steering Committee and the Joint Development Committee as described in Article 3.

         (b) DEVELOPMENT PLAN.

             (i) The Joint Development Committee shall prepare and oversee the implementation of an overall clinical development plan for the Product that will be set forth in the Development Plan. The Development Plan shall describe fully the ongoing and proposed preclinical studies, toxicology work, clinical trials, regulatory plans, clinical trial material requirements, specifications and other key elements of obtaining Marketing Approval (i) in all Major Markets and
                   (ii) in each country in the Territory outside of the Major Markets that is determined by the JCC to be feasible and commercially attractive for marketing of the Product. The Joint Development Committee will also prepare and oversee the implementation of an overall clinical development plan for any Additional Indications or Alternate Delivery of Product that the JDC (or, if Section 3.1(e)(i) (B) is applicable, the Parties) may agree to pursue. The Development Plan, including updates and amendments, shall be reviewed and approved by the JDC in accordance with Article 3. The JDC shall coordinate with the JCC to ensure that Development Plans, particularly efforts directed to countries outside the U.S., appropriately support Commercialization efforts.

             (ii) The Development Plan covering Development through [...***...], including the Development Budget (that includes "Low", "Medium" and "High" budget points), has been prepared and agreed to concurrently herewith by the Parties. The Development Budget for [...***...]. The Development Budget for [...***...]. The Development Budget for [...***...]. The Parties acknowledge that Development Plans and Development Budgets do not necessarily include all activities or expenses that may be necessary or desirable for the Development of Products hereunder, nor will they necessarily contemplate developments, either positive or negative, (for example, unforeseen FDA requests, competitive opportunities, enrollment delays, etc.) that should be taken into account as determined by the JDC. Accordingly, the Parties expect to update and amend Development Plans and Development Budgets from time to time during the Term as appropriate to reflect these



                                      18.      *CONFIDENTIAL TREATMENT REQUESTED
                   changes and accomplish the objectives of the Collaboration as determined by the JDC.

             (iii) On an annual basis, the Parties shall update and amend the three year Development Plan and Development Budget no later than [...***...] (except that the first annual update for Calendar Years 2003 -- 2005 shall not be due until [...***...]), which updates shall cover the ensuing three Calendar Years including a quarterly plan for the first year of the period. The [...***...] three year plan approved by the Parties shall be [...***...]. The [...***...] three year plan [...***...]. The [...***...] will be [...***...]. At least [...***...] Lilly and Amylin will review the existing three year plan in order to update at least the [...***...] of the forecast to reflect significant changes to the operating assumptions. This [...***...] rolling forecast will serve as the basis for the construction of the [...***...] in [...***...]. In the event the Parties cannot agree on a [...***...] for [...***...], the Parties agree that
                   [...***...] the agreed upon amount of the Development Budget [...***...] until a final Budget can be established. Each Development Plan shall describe the proposed overall program of Development of Products. In addition, the Development Plan shall include a detailed Development Budget which shall include estimated headcount and other resource allocations by the Parties for all Development activities proposed for the following three Calendar Years or for such longer period as the JDC may determine.

             (iv) If either Party fails to meet its financial obligations under any Binding Development Budget, then the other Party shall be entitled at its election either (a) to reduce the amount of its spending proportionately, (b) elect to maintain its spending at the budgeted level or (c) to increase its spending by an amount necessary to compensate for the amount not spent by the other Party. If the Party elects to maintain or increase its level of expenditure, it shall be entitled to reimbursement by the other Party of an amount equal to [...***...] of its spending over the spending of the other Party, plus a surcharge of [...***...] of such amount. If a Product is then being marketed, and if the Party entitled to compensation so requests, the JSC shall within thirty (30) days of such request agree upon an appropriate adjustment to the division of profits and losses between the Parties sufficient to permit the Party to recover all amounts due it within six (6) months.



                                      19.      *CONFIDENTIAL TREATMENT REQUESTED

             (v) In the preparation of the Development Plan and Budget, the Parties shall endeavor when reasonable to conform their effort to the timing and methods used by Lilly in its internal planning processes. With respect to issues related to Product Development outside of the U.S. and without limiting any rights of any Party or the JDC, it is the Parties' intent that JDC review will generally be at a strategic rather than operational level.

             (vi) Within [...***...] of the Effective Date, Lilly shall provide Amylin with a detailed written assessment of the feasibility of Product Development and Commercialization [...***...], including the Development activities and related estimated budgets that would be applicable should the Parties decide to proceed. Such plan shall contain information comparable to that required in the Development Plan and the Commercialization Plan. The JDC shall then make a determination regarding the feasibility and timing of activities [...***...]. If the JDC approves, the Development plan [...***...] shall become part of the Development Plan, and upon approval by the JCC, the Commercialization plan [...***...] shall become part of the Commercialization Plan. Lilly shall thereafter promptly use Commercially Reasonable Efforts to conduct the Development and Commercialization of the Product [...***...].

         (c) DECISIONS. The parties will endeavor to reach a consensus with respect to amendments to the Development Plan through the Joint Development Committee and the Steering Committee, with disputes resolved in accordance with the procedures set forth in Article 3.

2.3 SR PRODUCT DEVELOPMENT EFFORTS. The Development Plan prepared concurrently with the execution of this Agreement contemplates significant Development activities with respect to a SR Product. Unless otherwise agreed by the Parties, [...***...], nor shall either Party [...***...]. No clinical trials with respect to a SR Product [...***...] referenced in the preceding sentence, shall be initiated as part of the Collaboration without the agreement of the Parties to proceed, and development of agreed critical success factors for the clinical trial.

2.4 ROLES AND RESPONSIBILITIES OF AMYLIN AND LILLY IN DEVELOPMENT.

         (a) LILLY'S RESPONSIBILITIES.

             (i) The activities to be undertaken by Lilly in the course of the Development Program are set forth in the Development Plan, as amended from time to time by the Joint Development Committee and approved by the Steering Committee.



                                      20.      *CONFIDENTIAL TREATMENT REQUESTED

Lilly will use Commercially Reasonable Efforts, as provided in the Development Plan, to develop and obtain Marketing Approval for the Product outside of the U.S., and to maximize the commercial value of the Product. Lilly will not initiate any activities with respect to Development of the Product not provided for in the Development Plan, except with the approval of the JDC or Steering Committee.

             (ii) Lilly will conduct its portion of the Development Program using Commercially Reasonable Efforts, in a good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, including cGCPs, cGLPs and cGMPs, to achieve the objectives of the Collaboration efficiently and expeditiously.

             (iii) Lilly will use Commercially Reasonable Efforts to provide Amylin with all reasonable assistance and take all actions reasonably requested by Amylin, without changing the allocation of responsibilities assigned in the Development Plan, that are necessary or desirable to enable Amylin to comply with the terms and intent of this Agreement. Lilly further agrees to cooperate with any inspection by the FDA or other Regulatory Authority, including, but not limited to, any inspection prior to approval of the NDA for any Product. Lilly will use Commercially Reasonable Efforts to assist Amylin, as provided in the Development Plan, to conduct Development of and obtain Marketing Approval for the Product in the U.S., and to maximize the commercial value of the Product.

         (b) AMYLIN'S RESPONSIBILITIES.

             (i) The activities to be undertaken by Amylin in the course of the Development Program are set forth in the Development Plan, as amended from time to time by the Joint Development Committee and approved by the Steering Committee. Amylin will use Commercially Reasonable Efforts, as provided in the Development Plan, to develop and obtain Marketing Approval for the Product in the U.S., and to maximize the commercial value of the Product. Amylin will not initiate any activities with respect to Development of the Product not provided for in the Development Plan, except with the approval of the JDC or Steering Committee.

             (ii) Amylin will conduct its portion of the Development Program using Commercially Reasonable Efforts, in a good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, including cGCPs, cGLPs and cGMPs, to achieve the objectives of the Collaboration efficiently and expeditiously.

             (iii) Amylin will use Commercially Reasonable Efforts to provide Lilly with all reasonable assistance and take all actions reasonably requested by Lilly, without changing the allocation of responsibilities assigned in the Development Plan, that are necessary or desirable to enable Lilly to comply with the terms and intent of this Agreement. Amylin further agrees to cooperate with any inspection by the FDA or other Regulatory Authority, including, but not limited to, any inspection prior to approval of the NDA for any Product. Amylin will use Commercially Reasonable Efforts to assist Lilly, as provided in the Development Plan, to conduct Development of and obtain Marketing



                                      21.

         Approval for the Product outside the U.S., and to maximize the commercial value of the Product.

2.5 ADDITIONAL DEVELOPMENT ACTIVITIES.

         (a) COLLABORATIVE ACTIVITIES. Before any Party engages in development activities with respect to Additional Indications or Alternate Delivery of any Product, such Party shall submit a proposal to the JDC for the Parties to engage jointly in Development activities with respect to such Additional Indications or Alternate Delivery of Product. If the JDC elects to proceed, the activities shall be incorporated into a Development Plan. Unless otherwise agreed by the Parties, their respective rights and obligations with respect to Additional Indications or Alternate Delivery shall be the same as for any Product under this Agreement.

         (b) INDEPENDENT ACTIVITIES.

             (i) If any Party (the "Proposing Party") presents a proposal to the JDC to engage in Development activities with respect to Additional Indications or Alternate Delivery of Products, (a "New Project") and the JDC fails to approve the proposal due to the objection of the other Party, then the Proposing Party may request permission to conduct the New Project independently at its expense. The Proposing Party shall submit a detailed description of the proposed activities to the JDC. If the JDC agrees, the Proposing Party shall be free to undertake the New Project consistent with the proposal, subject to the provisions below. If the JDC fails to approve the proposal due to the objection of the other Party, then the Proposing Party may appeal the matter to the JSC, and if necessary, to a senior executive of the other Party in accordance with the procedures for dispute resolution set forth in Article 3. If the other Party still fails to consent to such activities, such consent not to be unreasonably withheld, then neither Party shall be entitled to pursue the proposed activities with respect to such Additional Indication or Alternate Delivery of Product.

             (ii) If the Proposing Party receives permission to proceed (but without receiving approval from the non-Proposing Party to include the New Project in the Development Plan), then the following provisions shall apply:

                  (a) the Proposing Party shall conduct such activities solely at its expense and substantially in accordance with the plans presented to the JDC, and shall, at least quarterly, provide a written report to the JDC of the results of such efforts, and provide to the other Party such additional information as it may reasonably request. The Proposing Party's activities shall be deemed independent of this Agreement, except as expressly provided hereto.

                  (b) Within [...***...] of the conclusion of the first
             [...***...] resulting from activities on the New Project, the Proposing Party shall furnish to the JDC and the other Party a written report of the results of such trial, together with such other information as the other Party may



                                      22.      *CONFIDENTIAL TREATMENT REQUESTED
             reasonably request. The other Party shall then have a period of [...***...] in which to advise the Proposing Party that it desires to include the New Project within the Collaboration contemplated by this Agreement. If the other Party so elects, then (i) it shall pay to the Proposing Party an amount equal to [...***...] of the total development costs incurred to that date by the Proposing Party on the New Project and (ii) the New Project shall become part of the Collaboration contemplated by this Agreement, with each Party having the same rights and obligations with respect to the New Project as for any Product under this Agreement.

                  (c) If the other Party has not elected to include the New
             Project in the Collaboration pursuant to subparagraph (b), then within [...***...] of the conclusion of [...***...] resulting from activities on the New Project, the Proposing Party shall furnish to the other Party a written report of the results of such trial, together with such other information as the other Party may reasonably request. The other Party shall then have a period of [...***...] in which to advise the Proposing Party that it desires to include the New Project within the Collaboration contemplated by this Agreement. If the other Party so elects, then (i) it shall pay to the Proposing Party an amount equal to [...***...] of the total development costs incurred to date by the Proposing Party on the New Project, (ii) the New Project shall become part of the Collaboration contemplated by this Agreement, with each party having the same rights and obligations with respect to the New Product as for any Product under this Agreement, and (iii) if, and only if, the New Project results in a differentiated Product so that it is possible to accurately quantify Net Sales of Product resulting from the New Project (such as would be the case with Alternate Delivery of the Product) the other Party shall pay to the Proposing Party [...***...] resulting from the New Project.

         (c) INDEPENDENT SR PRODUCT DEVELOPMENT. If, [...***...] the [...***...] or the [...***...] referenced under Section 2.3, either Party wishes to pursue additional development activities with respect to a SR Product that do not relate to Additional Indications or Alternate Delivery of Products (such Party, the "SR Proposing Party"), and the other Party objects to including such activities in the Collaboration, then the SR Proposing Party may proceed with independent development activities. At the conclusion of [...***...] with respect to such SR Product, the other Party shall have the right to include the SR Product in the Collaboration upon the same terms as for Product. If the other Party elects to include the SR Product in the Collaboration, then it shall pay to the SR Proposing Party [...***...] of the total development costs incurred (excluding any costs incurred during any previous Development activities undertaken as part of the Collaboration) and, in the event the SR Proposing Party is Amylin, Lilly shall [...***...] with respect to a SR Product. The [...***...] applicable to New Projects



                                      23.      *CONFIDENTIAL TREATMENT REQUESTED
pursuant to Section 2.5 (b) (ii) (c) above shall not apply or be payable with respect to SR Product included in the Collaboration pursuant to this Section 2.5
(c).

         (d) PARTIES' RIGHTS AND RESPONSIBILITIES. The Parties' rights to, and responsibilities for, the Development and Commercialization, including Operating Profits or Losses, of Products for any Additional Indication and Alternate Delivery will be the same as their respective rights to, and responsibilities for, Compound for Indication by geography.

2.6 COMMERCIALIZATION PROGRAM.

         (a) COMMERCIALIZATION EFFORTS. Each Party will use Commercially Reasonable Efforts to Commercialize the Product on a worldwide basis in accordance with the Commercialization Plan. The Commercialization Plan shall contemplate the Marketing of Product in each Major Market and in each country in the Territory outside the Major Markets that is determined by the JCC to be feasible and commercially attractive for marketing of the Product. Subject to the terms and conditions of the Co-Promotion Agreement, Lilly shall have primary responsibility for preparing and proposing changes and modifications to the Commercialization Plan during the Term. However, the Parties acknowledge and agree that Amylin will actively participate in Commercialization activities both during the Development time frame and following Product Launch. In addition, Lilly shall consult with, and consider in good faith the suggestions of, Amylin with respect to such Commercialization strategies and activities, through the Parties' interaction on the JCC. Without limiting any rights of Amylin, the Parties anticipate that Amylin's most active participation will be in the U.S. and that with respect to countries in the Territory outside the U.S., Amylin's participation in Commercialization activities will be primarily through its review of proposed activities in meetings of the JCC. Lilly and Amylin will provide financial and other support for Commercialization of the Product as provided in this Agreement, the Co-Promotion Agreement and in the Commercialization Plan. Each Party shall provide consultation and advice to the other Party in furtherance of the Commercialization Plan through its participation on the Steering Committee and the Joint Commercialization Committee as described in Article 3.

         (b) COMMERCIALIZATION PLAN.

             (i) The Joint Commercialization Committee shall prepare and oversee the implementation of an overall plan for Commercialization of the Product that will be set forth in the Commercialization Plan. The Commercialization Plan, including updates and amendments to any of the foregoing, shall be reviewed and approved by the JCC in accordance with Article 3.

             (ii) The Commercialization Plan covering Commercialization through [...***...], including the Commercialization Budget (that includes "Low", "Medium" and "High" budget points), has been prepared and agreed to concurrently herewith by the Parties. The Commercialization Budget for [...***...] is a [...***...]. The



                                      24.      *CONFIDENTIAL TREATMENT REQUESTED

Commercialization Budget for [...***...] shall be a [...***...] at [...***...]. The Commercialization Budget for [...***...]. The Parties acknowledge that such initial Commercialization Plan and Commercialization Budget do not necessarily include all activities or expenses that may be necessary or desirable for the Commercialization of Products hereunder, nor will they necessarily contemplate developments, either positive or negative, (for example, unforeseen competitive activity or opportunities for the Product, launch delays, etc.) that should be taken into account as determined by the JCC. Accordingly, the Parties expect to update and amend such Commercialization Plan and Commercialization Budget from time to time during the Term as appropriate to reflect these changes and accomplish the objectives of the Collaboration as determined by the JCC.

             (iii) On an annual basis, the Parties shall update and amend the three year Commercialization Plan and Commercialization Budget no later than [...***...] (except that the first annual update for Calendar Years 2003-2005 shall not be due until [...***...]), which updates shall cover the ensuing three Calendar Years, including a quarterly plan for the first year of the period. The [...***...] three year plan approved by the Parties [...***...]. The [...***...] three year plan [...***...]. The [...***...] will be [...***...]. At least
[...***...] Lilly and Amylin will review the existing three year plan in order to update at least the [...***...] of the forecast to reflect significant changes to the operating assumptions. This [...***...] rolling forecast will serve as the basis for the construction of the [...***...] in [...***...]. In the event the Parties cannot agree on a Commercialization Budget for [...***...], the Parties agree that [...***...] the agreed upon amount of the Commercialization Budget [...***...] until a final Budget can be established. The Commercialization Plan shall describe the proposed overall program of worldwide Commercialization of Products, including, without limitation: (a) demographics and market dynamics, market strategies, estimated launch date, a sales and marketing expense forecast (including at least three (3) years of estimated sales and expenses), (b) specifications for and Manufacture of Product for commercial sale (c) Product inventory plans and expected product profile based on the Development Plan; (d) a market plan (including pricing strategies, discounts and samples); (e) strategy for Phase 3B and Phase 4 trials; and (f) a detailed Commercialization Budget that includes a budget of the expenses expected to be incurred in connection with performing the Commercialization Plan, which shall include estimated headcount and other resource allocations by the Parties for all Commercialization activities proposed for the following three (3) years or for such longer period as the JCC may determine. In so far as possible the JCC shall conform its planning and budgeting processes to those internal processes used by Lilly.

             (iv) If either Party fails to meet its financial obligations under any Binding Commercialization Budget, then the other Party shall be entitled at its election either (a) to reduce the amount of its spending proportionately,
(b) elect to maintain its



                                      25.      *CONFIDENTIAL TREATMENT REQUESTED
spending at the budgeted level or (c) to increase its spending by an amount necessary to compensate for the amount not spent by the other Party. If the Party elects to maintain or increase its level of expenditure, it shall be entitled to reimbursement by the other Party of an amount equal to [...***...] of its spending over the spending of the other Party, plus a surcharge of [...***...] of such amount. If a Product is then being marketed, and if the Party entitled to compensation so requests, the JSC shall within thirty (30) days of such request agree upon an appropriate adjustment to the division of profits and losses between the Parties sufficient to permit the Party to recover all amounts due it within six (6) months.

             (v) In the preparation of the Commercialization Plan and Budget, the Parties shall endeavor when reasonable to conform their efforts to the reasonable timing and methods used by Lilly in its internal planning processes. With respect to issues related to Product Commercialization outside of the U.S. and without limiting any rights of any Party or of the JCC, it is the Parties' intent that JCC review will generally be at a strategic rather than operational level, except when considering [...***...] (in the case where Amylin elects to co-promote Product in [...***...] pursuant to Section 2.7 (d)) that shall be subject to a more detailed Commercialization review.

         (c) DECISIONS. The parties will endeavor to reach a consensus with respect to amendments to the Commercialization Plan through the Joint Commercialization Committee and the Steering Committee, with disputes resolved in accordance with the procedures set forth in Article 3.

2.7 ROLES AND RESPONSIBILITIES OF AMYLIN AND LILLY IN COMMERCIALIZATION.

         (a) LILLY'S RESPONSIBILITIES.

             (i) The activities to be undertaken by Lilly in the course of the Commercialization Program are set forth in the Commercialization Plan, as amended from time to time by the Joint Commercialization Committee and approved by the Steering Committee, and in the Co-Promotion Agreement. Without limiting the generality of the foregoing, Lilly will use Commercially Reasonable Efforts to Commercialize the Product (i) in each Major Market outside the U.S. and (ii) in each country in the Territory outside of the Major Markets that is determined by the JCC to be feasible and commercially attractive for marketing of the Product.

             (ii) Lilly will conduct its portion of the Commercialization Program using Commercially Reasonable Efforts and in compliance in all material respects with all requirements of Applicable Laws to achieve the objectives of the Collaboration efficiently and expeditiously.



                                      26.      *CONFIDENTIAL TREATMENT REQUESTED

         (b) AMYLIN'S RESPONSIBILITIES.

             (i) The activities to be undertaken by Amylin in the course of the Commercialization Program are set forth in the Commercialization Plan, as amended from time to time by the Joint Commercialization Committee and approved by the Steering Committee, and in the Co-Promotion Agreement. Without limiting the generality of the foregoing, Amylin will use Commercially Reasonable Efforts to Commercialize the Product in the U.S. and, if Amylin co-promotes Product in [...***...] pursuant to subparagraph (d) below, in [...***...].

             (ii) Amylin will conduct its portion of the Commercialization Program using Commercially Reasonable Efforts and in compliance in all material respects with all requirements of Applicable Laws to achieve the objectives of the Collaboration efficiently and expeditiously.

         (c) PRICING DECISIONS. Subject to Section 4.8, Amylin shall have sole responsibility for making pricing decisions regarding Compound or Product sold in the U.S., and Lilly shall have sole responsibility for making pricing decisions regarding Compound or Product sold in the Territory outside the U.S.

         (d) [...***...]. Notwithstanding the fact that Lilly has the exclusive right to promote and sell Product outside the U.S., Amylin shall have the right to co-promote Product in [...***...] under certain circumstances. In the event Amylin desires to co-promote Product within [...***...], it shall so notify Lilly not later than [...***...] prior to the expected date of Product Launch in [...***...]. If Amylin provides notice of its desire to co-promote, the JCC shall prepare a joint marketing plan and forecast for [...***...] based upon Lilly's customary planning processes. Amylin shall have the right to co-promote Product in [...***...] utilizing not more than [...***...] sales representatives unless Lilly reasonably concludes that the marketing plan and forecast do not support the need for promotional efforts beyond those to be provided by Lilly. If the Parties do not agree, the dispute shall be submitted to the JSC for resolution. If the JSC is not able to resolve the issue, it shall be submitted to the Chief Executive Officer of Amylin and a member of the Lilly Policy Committee. If they are unable to resolve the issue, then Amylin shall have no right to co-promote. If Amylin co-promotes Product in [...***...], the Parties shall negotiate in good faith the terms of such an arrangement, which shall be similar to arrangements with contract sales organizations, and include compensation to Amylin of [...***...] and [...***...]. If Amylin elects not to co-promote Product at Product Launch, it shall be entitled to co-promote Product at a later date only with the agreement of Lilly.

2.8 INFORMATION MANAGEMENT.

         The Parties agree that maintaining effective and open communication on all ongoing matters, including Development and Commercialization of Products, between each other is of paramount importance in the relationship created by this Agreement. The Parties agree to work together to identify and support hardware, software, and



                                      27.      *CONFIDENTIAL TREATMENT REQUESTED
services appropriate for the sharing of Information. Any costs incurred by a Party associated with this hardware, software and services will be borne by it. Upon reasonable advance notice, each Party agrees: (a) to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on all aspects of the relationship, including issues arising during the Term and in connection with any request from any Regulatory Authority, including, without limitation, regulatory, scientific, technical and clinical testing issues; and (b) to allow a reasonable number of appropriately qualified representatives of the other Party to have access to and review such Party's written records, accounts, notes, reports and data relating to the Development or Commercialization of Products. The Steering Committee shall be responsible for implementing information audits or other procedures, as it deems appropriate from time to time to ensure that the Parties are maintaining effective and open communication.

2.9 MANUFACTURING.

         (a) The Development Plan shall include plans for Manufacture of Product for use in clinical trials, while the Commercialization Plan shall address Manufacture of Product for commercial sales. Amylin has previously disclosed to Lilly its arrangements with outside suppliers for manufacture of Product ("Existing Suppliers"), [...***...] initial Product Launch in the U.S. The JCC shall be responsible for overseeing negotiations for additional supply contracts [...***...]. Manufacture of Product for sale following initial Product Launch in the U.S. and for Product Launch and commercial sale outside the U.S. shall be determined by the JCC. If Lilly determines that it desires to Manufacture Product (either bulk Compound or finished Product), it shall submit a proposal to Amylin, and the Parties shall negotiate in good faith the terms upon which Lilly shall Manufacture Product. Amylin shall use its Commercially Reasonable Efforts to cause Existing Suppliers to fulfill their obligations under their agreements with Amylin and to make available Compound or Product to the Collaboration as contemplated by this Agreement. The Parties agree that Amylin will not be liable to Lilly, its Affiliates or their respective directors, officers, shareholder, employees or agents for any failure of Compound or Product Manufactured by an Existing Supplier or any other Third Party manufacturing Product to comply with applicable specifications, any representations or warranties of such Existing Supplier or Third Party manufacturer or Applicable Laws, except to the extent such failure to comply is the result of Amylin's gross negligence or willful misconduct. In the event Amylin receives any indemnification payments or other recovery from the Existing Suppliers relating to the above, such amounts shall be shared equally by the Parties.

         (b) The parties presently intend that Product will be presented in a disposable injection pen device. The Development Plan and the Commercialization Plans shall specify the pen to be used. [...***...]. If the Parties elect to [...***...] for use in the Product.



                                      28.      *CONFIDENTIAL TREATMENT REQUESTED

                                    ARTICLE 3

                                   GOVERNANCE

    3.1 STEERING COMMITTEE.

         The Parties will establish a Steering Committee ("Steering Committee" or "JSC") to oversee all activities under the Agreement and the Co-Promotion Agreement.

         (a) COMPOSITION. The Steering Committee will be comprised of an equal number of members appointed by Lilly and by Amylin. Each Party will notify the other Party of its initial Steering Committee members within sixty (60) days of the Effective Date. The Parties, through the Steering Committee, may establish and later change the number of Steering Committee members as long as an equal number of members from Lilly and Amylin is maintained. Each Party may change its Steering Committee members at any time by written notice to the other. Such notice may be delivered at a scheduled meeting of the Steering Committee. The Steering Committee will be chaired by Amylin until December 31, 2003 and by Lilly during Calendar Year 2004, and the chairmanship of the Steering Committee shall alternate between the Parties annually thereafter. The role of the Chairman shall be to convene and preside at meetings of the Steering Committee, but the Chairman shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote. Each Party will designate a senior member of management who will be the primary contact for that Party. Not later than thirty
(30) days after the Steering Committee is named, the Parties shall hold an organizational meeting. The primary contacts of the Parties shall be responsible for scheduling the meeting of the Steering Committee for that purpose.

         (b) RESPONSIBILITIES. The Steering Committee shall be responsible for the overall strategic direction of the Collaboration and for the following:

             (i) Establishing such joint teams and subcommittees as it deems necessary to fulfill this Agreement;

             (ii) Resolving any disputes among such joint teams or subcommittees, the JDC or the JCC, or between the Parties, subject to the terms of this Agreement;

             (iii) Reviewing, approving, and amending the Development Plan, Development Budget, Commercialization Plan and Commercialization Budget;

             (iv) Determining whether to develop Product for Additional Indications and Alternate Delivery and reviewing, approving and amending Development Plans;

             (v) Developing and implementing accountability mechanisms for the JDC and JCC.

The Steering Committee shall make such changes, or have such changes made, to the Development Plan, and budgets, as it deems necessary to accomplish the purpose of the Collaboration. The Steering Committee shall periodically review the results of the



                                      29.

Development Plan to ensure, to the extent reasonably practical, that the Parties are meeting their commitments for both human and financial support and are each fulfilling all of their respective contractual obligations. The Steering Committee shall resolve any disputes referred to it in accordance with Section 3.1(e) below.

         (c) MEETINGS. The Steering Committee will hold an in-person organizational meeting at Amylin's offices in San Diego, California to establish the Committee's operating procedures. After such initial meeting, the Steering Committee will meet at such other times as are agreeable to a majority of the Steering Committee members, but no less than once each Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference. After the initial meeting above, the location of in-person Steering Committee meetings will alternate between San Diego, California and Indianapolis, Indiana, unless the Parties otherwise agree. Each Party will bear the expense of its respective Steering Committee members' participation in Steering Committee meetings. At least five (5) business days prior to each Steering Committee meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Material decisions reached at a meeting will be documented and signed by both Parties before the meeting ends. Reasonably detailed written minutes will be kept of all Steering Committee meetings and will reflect, without limitation, material decisions made at such meetings. Responsibility for keeping minutes will alternate between the Parties, beginning with Lilly. Meeting minutes will be sent to each member of the Steering Committee for review and approval within five (5) business days after a meeting. Minutes will be deemed approved unless a member of the Steering Committee objects to the accuracy of such minutes within ten (10) business days of receipt. At least monthly, the primary contacts of the Parties shall discuss the status of the Collaboration, either in person or by telephone or videoconference. The primary contacts of the Parties will jointly prepare and provide to each Party on at least a quarterly basis a report, via e-mail, regarding the status of the Collaboration.

         (d) DECISIONS. All Steering Committee decisions will be made by unanimous vote of the Steering Committee, and each Party will have one vote, provided that any deadlock shall be resolved in accordance with Section 3.1(e) below.

         (e) DISPUTE RESOLUTION. If the Steering Committee is unable to decide or resolve unanimously any matter properly presented to it for action, at the written request of either Party, the issue shall be referred to a member of the Lilly Policy Committee and the Chief Executive Officer of Amylin who shall promptly meet and attempt in good faith to resolve such issue within thirty (30) days. These individuals may obtain the advice of other employees or consultants as they deem necessary or advisable in order to make the decision. If such executives cannot resolve such matter within thirty (30) days of the date such matter is first referred to them:

             (i) in the case of a matter primarily involving Development of Compound or Product (whether or not such matter also involves or affects



                                      30.

Commercialization), the decision of Amylin will be final and determinative, except that resolution of disputes regarding any of the following matters ("Excepted Development Matters") shall require the mutual agreement of the
Parties:

                 (A) altering the Development Plan in a manner that would exclude Development of Product in any Major Market (subject, however, to the provisions of Section 9.6);

                 (B) approving Development of Product for Additional Indications, or Alternate Delivery;

                 (C) [...***...]

                 (D) terminating a Phase 3 Clinical Trial of Product prior to completion in accordance with its protocol;

                 (E) [...***...]

             (ii) in the case of a matter primarily involving Commercialization of Compound or Product (whether or not such matter also involves Development of Compound or Product), the decision of Lilly will be final and determinative except as provided in Section 2.7(c), except that resolution of disputes regarding any of the following matters ("Excepted Commercialization Matters") shall require the mutual agreement of the Parties:

                 (A) A decision to recall a Product;

                                       OR

                 (B) a dispute related to Manufacture of Product;

provided, however, that in no event shall either Party or the Steering Committee have the right or power to resolve any such matter in a manner that conflicts with the provisions of this Agreement or to unilaterally amend or modify this Agreement; and provided, further, that if the disputed matter referred to such officers relates to an expenditure of funds, then the Party entitled to make such decision shall not have the right to increase the Parties' aggregate spending under the applicable Development Plan or Commercialization Plan by more than the greater of:

                     (1) [...***...] above the Parties' previously agreed upon [...***...] for such Development or Commercialization Plan; or

                     (2) The percent the other Party is then willing to increase spending on such Development or Commercialization Plan;


                                              * CONFIDENTIAL TREATMENT REQUESTED


                                      31.

nor reduce the Parties' aggregate spending under the applicable Development or Commercialization Plan by more than the greater of:

                     (1) [...***...] below the Parties' previously agreed upon [...***...] for such Development or Commercialization Plan; or

                     (2) The percent the other Party is then willing to decrease spending on such Development or Commercialization Plan.

Finally, this dispute resolution procedure is not applicable with regard to any disputes regarding the interpretation, or alleged breaches, of this Agreement or any of the Related Agreements, or the validity, enforceability or scope of any Patent, nor shall it in any way limit either Party's right to exercise any right of termination it may have under this Agreement.

         (f) OTHER COMMITTEES. The Steering Committee may create such other committees or subcommittees as it may deem desirable for the conduct of the Collaboration. All such committees or subcommittees shall have equal representation from each of the Parties unless the Steering Committee expressly directs otherwise.

         (g) IP SUBCOMMITTEE. The Steering Committee shall establish an IP Subcommittee (the "IP Subcommittee") which shall have four members (or such other even number as the Parties may mutually agree from time to time), with each Party selecting fifty percent of the members. Members of the IP Subcommittee shall be patent attorneys or others experienced in intellectual property law. The IP Subcommittee shall be responsible for overseeing activities described in Article 10.

     3.2 JOINT DEVELOPMENT COMMITTEE.

         (a) COMPOSITION. For so long as Lilly and Amylin are performing work pursuant to a Development Plan, the day to day Development work will be conducted under the direction of the Joint Development Committee ("JOINT DEVELOPMENT COMMITTEE" or "JDC") comprised of an equal number of representatives from Lilly and Amylin. Each Party shall designate one of its representatives on the JDC as a co-chair of the JDC.

         (b) RESPONSIBILITIES. The Joint Development Committee will be responsible for any amendments to the Development Plan, for overseeing the Parties' performance of the Development Program, and for making operational decisions related to that program. If so requested by the JCC, the JDC may also undertake supervision of certain Commercialization activities, such as the management of Phase 3B Clinical Trials; provided, however, that such activities shall remain within the jurisdiction of the JCC for purposes of the resolution of any disputes pursuant to this Article 3 and the costs of such activities shall be Commercialization Costs. The Joint Development Committee may propose Development of Product for Additional Indications and


                                              * CONFIDENTIAL TREATMENT REQUESTED


                                      32.

Alternate Delivery and shall prepare appropriate development plans for consideration by the Steering Committee. Each Party shall instruct each of its representatives on the JDC that (i) performance of his or her responsibilities as a JDC member is an important component of such representative's responsibilities as an employee of such Party; and (ii) he or she will be evaluated in part based on such representative's diligent and efficient performance of his or her responsibilities on the JDC. The Joint Development Committee shall at all times coordinate the efforts of the Parties with respect to the conduct of the Development Plan. The Joint Development Committee will be responsible for approving or disapproving any amendments to the Development Plan proposed by either Party and submitting such amendments to the Steering Committee for final approval. The Joint Development Committee will provide to the Parties copies of an amended Development Plan promptly after approval by the Joint Development Committee and before submission to the Steering Committee. If neither Party has any objection to the proposed amendment, the Joint Development Committee may implement the amended Development Plan without Steering Committee approval, provided that members of the Steering Committee are provided with a copy of the amended plan. The JDC shall establish a Joint Quality Subcommittee (the "JQS") which shall have four members (or such other even number as the Parties may mutually agree from time to time), with each Party selecting fifty percent of the members. Members of the JQS shall have substantial experience in quality assurance and/or regulatory matters. The JQS shall be responsible for all quality assurance and regulatory matters in the Collaboration. At such time as responsibility for manufacturing matters is transferred from the JDC to the JCC, the JQS shall become a subcommittee of the JCC.

         (c) OPERATION. At least monthly, a member of the JDC for each Party shall provide to the other Party a reasonably detailed summary of the Development activities conducted by such Party, and the co-chairs of the JDC shall discuss the results of such activities, either in person or by telephone or videoconference. The co-chairs of the Joint Development Committee will jointly prepare and provide to each Party on at least a quarterly basis a report, via e-mail, regarding the status of Development activities hereunder. The Joint Development Committee will review the progress of the activities carried out under the Development Program and will consider proposed modifications to the objectives and goals of that program.

         (d) MEETINGS. During the term of Lilly and Amylin's collaborative participation in the Development Program, the Joint Development Committee will meet on a regular basis, but at least once per quarter. Such meetings may be in-person, via videoconference, or via teleconference. The location of in-person JDC meetings will alternate between San Diego, California and Indianapolis, Indiana, unless the Parties otherwise agree. Each Party will bear the expense of its respective JDC members' participation in JDC meetings. At least five (5) business days prior to each JDC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Material decisions reached at a meeting will be documented before the meeting ends. Reasonably detailed written minutes will be kept



                                      33.

of all JDC meetings and will reflect, without limitation, material decisions made at such meeting. Responsibility for keeping minutes will alternate between the Parties, beginning with Lilly. Meeting minutes will be sent to each member of the JDC for review and approval within five (5) business days after a meeting. Minutes will be deemed approved unless a member of the JDC objects to the accuracy of such minutes within ten (10) business days of receipt.

         (e) DECISIONS. All Joint Development Committee decisions will be made by unanimous vote of both Parties, and each Party will have one vote. In the event of a dispute on any matter within the responsibilities of the Joint Development Committee, then the matter shall be referred to the Steering Committee for resolution in accordance with the procedures set forth in Section 3.1(e). In no event shall the JDC have the right or power to amend, modify or waive compliance with this Agreement.

         (f) SUBCOMMITTEES. The JDC may establish such subcommittees as it may deem desirable. All such subcommittees shall have equal representation from each Party unless the Parties expressly agree otherwise.

3.3 JOINT COMMERCIALIZATION COMMITTEE.

         (a) COMPOSITION. During the Term, the day-to-day Commercialization work will be conducted under the direction of the Joint Commercialization Committee ("JOINT COMMERCIALIZATION COMMITTEE" or "JCC") comprised of an equal number of representatives from Lilly and Amylin. Each Party shall designate one of its representatives on the JCC as a co-chair of the JCC.

         (b) RESPONSIBILITIES. The Joint Commercialization Committee will be responsible for any amendments to the Commercialization Plan, for overseeing the Parties' performance of the Commercialization Program, and for making operational decisions related to that program. Each Party shall instruct each of its representatives on the JCC that (i) performance of his or her responsibilities as a JCC member is an important component of such representative's responsibilities as an employee of such Party; and (ii) he or she will be evaluated based in part on such representative's diligent and efficient performance of his or her responsibilities on the JCC. The Joint Commercialization Committee shall at all times coordinate the efforts of the Parties with respect to the conduct of the Commercialization Plan. The Joint Commercialization Committee will be responsible for approving or disapproving any amendments to the Commercialization Plan proposed by either Party and submitting such amendments to the Steering Committee for final approval. The Joint Commercialization Committee will provide to the Parties copies of an amended Commercialization Plan promptly after approval by the Joint Commercialization Committee and before submission to the Steering Committee. If neither Party has any objection to the proposed amendment, the Joint Commercialization Committee may implement the amended Commercialization Plan without Steering Committee approval, provided that members of the Steering Committee are provided with a copy of the amended plan. The JCC shall oversee the JQS at such time as the JQS's manufacturing responsibilities become subject to oversight by the JCC.



                                      34.

         (c) OPERATION. At least monthly, each co-chair of the JCC shall provide to the other co-chair a reasonably detailed summary of the Commercialization activities conducted by such Party, and the co-chairs of the JCC shall discuss the results of such activities, either in person or by telephone or videoconference. The co-chairs of the Joint Commercialization Committee will jointly prepare and provide to each Party on at least a quarterly basis a report, via e-mail, regarding the status of Commercialization activities hereunder. The Joint Commercialization Committee will review the progress of the activities carried out under the Commercialization Program and will consider proposed modifications to the objectives and goals of that program.

         (d) MEETINGS. During the term of Lilly and Amylin's collaborative participation in the Commercialization Program, the Joint Commercialization Committee will meet on a regular basis, but at least once per quarter. Such meetings may be in-person, via videoconference, or via teleconference. The location of in-person JCC meetings will alternate between San Diego, California and Indianapolis, Indiana, unless the Parties otherwise agree. Each Party will bear the expense of its respective JCC members' participation in JCC meetings. At least five (5) business days prior to each JCC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Material decisions reached at a meeting will be documented before the meeting ends. Reasonably detailed written minutes will be kept of all JCC meetings and will reflect, without limitation, material decisions made at such meeting. Responsibility for keeping minutes will alternate between the Parties, beginning with Lilly. Meeting minutes will be sent to each member of the JCC for review and approval within five (5) business days after a meeting. Minutes will be deemed approved unless a member of the JCC objects to the accuracy of such minutes within ten (10) business days of receipt.

         (e) DECISIONS. All Joint Commercialization Committee decisions will be made by unanimous vote of both Parties, and each Party will have one vote. In the event of a dispute on any matter within the responsibilities of the Joint Commercialization Committee, then the matter shall be referred to the Steering Committee for resolution in accordance with the procedures set forth in Section 3.1(e). In no event shall the JCC have the right or power to amend, modify or waive compliance with this Agreement.


         (f) SUBCOMMITTEES. The JCC may establish such committees as it deems desirable. All such subcommittees shall have equal representation from each Party, unless the Parties specifically agree otherwise.



                                      35.

                                    ARTICLE 4

                              PAYMENTS AND REPORTS


4.1 UPFRONT PAYMENTS.

         (a) PAYMENT. In partial consideration for the opportunities described in this Agreement and the Related Agreements, Lilly will pay to Amylin a non-refundable, non-creditable upfront payment of $80 Million Dollars (U.S.$80,000,000) within [...***...] business days following the Effective Date of this Agreement. Such payment will be made in immediately available funds via a Federal Reserve electronic wire transfer to a bank account designated by Amylin.

         (b) EQUITY INVESTMENT. Pursuant to the Stock Purchase Agreement of even date hereof, Lilly shall purchase and Amylin shall sell to Lilly Thirty Million Dollars (U.S. $30,000,000.00) of Amylin Common Stock pursuant to the Stock Purchase Agreement.

         (c) DEVELOPMENT CREDIT FACILITY. Lilly shall make available to Amylin a credit facility in the aggregate principal amount of Sixty Million Dollars (U.S.$60,000,000.00) to assist Amylin in meeting its obligations with respect to Development of Products hereunder under the terms and conditions set forth in the Loan Agreement between the Parties of even date herewith.

         (d) COMMERCIALIZATION CREDIT FACILITY. Lilly shall make available to Amylin a credit facility in the aggregate principal amount of Fifty Million Dollars (U.S.$50,000,000.00) to assist Amylin in meeting its obligations with respect to Commercialization of Products hereunder under the terms and conditions set forth in the Loan Agreement between the Parties of even date herewith.

4.2 MILESTONE PAYMENTS.

         (a) Lilly shall be obligated to pay the milestones listed below upon occurrence of the applicable milestone event and receipt from Amylin of notice that such milestone is due. Lilly shall have [...***...] days following receipt of each notification of the achievement of a milestone listed below in which to pay the corresponding amount to Amylin in immediately available funds via a Federal Reserve electronic wire transfer to an account designated by Amylin. Each Party will inform the other Party within five (5) days of the achievement of any such milestone by such Party, its Affiliate or Sublicensee, and shall provide the other Party with substantiation of the achievement of the milestone.


MILESTONE           MILESTONE EVENTS                                                        MILESTONE PAYMENT DUE
NUMBER
----------          --------------------------------------------------------------------    ---------------------------
1                   Sixty (60) days shall have elapsed from the Early Termination Date      [...***...]
                    and Lilly shall not have terminated this Agreement



                                      36.      *CONFIDENTIAL TREATMENT REQUESTED

MILESTONE
NUMBER              MILESTONE EVENTS                                                        MILESTONE PAYMENT DUE
----------          --------------------------------------------------------------------    ---------------------------
                    pursuant to Section 12.3(a) or (b).


2                   The following (1) through (3) have been completed:                      [...***...]

                    (1) In the three (3) Amigo Trials --

                        [...***...]

                            (A)  [...***...]

                            (B)  [...***...]

                          AND

                        [...***...]

                            (Y)  [...***...]

                            (Z)  [...***...]

                      AND

                    (2) [...***...]

                      AND

                    (3)  [...***...]


3                   [...***...]; AND                                                        [...***...]



                                      37.      *CONFIDENTIAL TREATMENT REQUESTED

MILESTONE
NUMBER              MILESTONE EVENTS                                                        MILESTONE PAYMENT DUE
----------          --------------------------------------------------------------------    ---------------------------
                    [...***...]


4                   [...***...]                                                             [...***...]


5                   Date the first  site  enrolls  the first  study  patient in the first   [...***...]
                    Phase 3 Clinical Trial for an SR Product.


6                   Either (1) or (2) below is completed:                                   [...***...]

                    (1) Milestone Numbers 2 and 5 are achieved; OR

                    (2) If Milestone Number 2 is not achieved, but the following (A) through (C) have been completed:

                        (A) In the [...***...] --

                            (i) Either   (a)  or  b)   below   is   completed
                            [...***...]:

                                (a) [...***...]; OR

                                (b) [...***...]



                                      38.      *CONFIDENTIAL TREATMENT REQUESTED

MILESTONE
NUMBER              MILESTONE EVENTS                                                        MILESTONE PAYMENT DUE
----------          --------------------------------------------------------------------    ---------------------------
                                     [...***...]


                    AND

                                 (ii) If more  than  [...***...],  either  (y) or (z)
                                 below is completed [...***...]

                                      (y) [...***...]

                                      (z) [...***...]

                    AND

                    (B) [...***...]

                    AND

                    (C) [...***...]


7                   Product  Launch  of  first  Product   (resulting  from  the  Product    [...***...]
                    formulation studied in an Amigo Trial) in the U.S.


8                   Product  Launch  of  first  Product   (resulting   from  the  Product   [...***...]
                    formulation  studied  in an Amigo  Trial) in the first  Major  Market country in the European Union.


9                   Product  Launch  of  first  Product   (resulting   from  the  Product   [...***...]
                    formulation studied in an Amigo Trial) in Japan.


10                  Achievement of Milestone Numbers 2 and 7.                               [...***...]


11                  Product Launch of first SR Product in the U.S.                          [...***...]


12                  Product  Launch of first SR Product in the first Major Market country   [...***...]
                    in the European Union.



                                      39.      *CONFIDENTIAL TREATMENT REQUESTED

MILESTONE
NUMBER              MILESTONE EVENTS                                                        MILESTONE PAYMENT DUE
----------          --------------------------------------------------------------------    ---------------------------
13                  Product Launch of first SR Product in Japan.                            [...***...]

         (b) If any of the Milestone Events achieved for Milestone Numbers 2, 3, and 6, respectively, are not allowed to be included by the FDA within the final approved Product label (for the Product achieving such Milestone Event) at the time of U.S. Regulatory Authority approval for such Product, then Lilly may credit the amount of the applicable Milestone Payment paid for achievement of Milestone Number 2, 3, or 6, as applicable, towards any future Milestone Payments due. If Milestone 4 is met, the milestone shall be payable [...***...] within thirty (30) days following Lilly's receipt of the results of the study of the trial and [...***...] upon the results of the trial appearing in the U.S. label for the Product within [...***...] of Product Launch. If the results of the trial do not appear in the label within [...***...] of Product Launch, then the [...***...] installment of the milestone shall be deemed cancelled.

         (c) At Lilly's option --

             (i) Lilly may convert any payments made for Milestone Numbers 1, 2, 3, and 4 into Amylin equity pursuant to the Milestone Conversion Agreement, if the U.S. NDA submission for the Product studied in the Amigo Trial is not accepted for filing by the FDA by December 31, 2005; and

             (ii) Lilly may convert any payments made for Milestone Numbers 5 and 6 into Amylin equity pursuant to the Milestone Conversion Agreement, if the U.S. NDA submission for the SR Product subject to Milestone Numbers 5 and 6, is not accepted for filing by the FDA by December 31, 2007.

Notwithstanding any other provision of this Agreement to the contrary, (a) in no event may any Milestone Payment be subject to both a credit under Section 4.2(b) and conversion into Amylin equity under Section 4.2(c), and (b) each Milestone Payment shall only be paid one time for the first Product to achieve the applicable Milestone Event.


4.3 FUNDING OF DEVELOPMENT PROGRAM.

         (a) RESPONSIBILITY FOR DEVELOPMENT COSTS.

             (i) UNITED STATES. Development Costs for Development of Products in the U.S. (i.e., the costs of those Development activities required to be undertaken to obtain Marketing Approval in the U.S.) shall be shared by the Parties in the same proportion as the Parties shall share Operating Profits or Losses in the U.S. pursuant to Section 4.5. Each Party shall be responsible for expenses incurred by it in excess of the Development Budget pertaining thereto, unless otherwise approved by Steering Committee.



                                      40.      *CONFIDENTIAL TREATMENT REQUESTED

             (ii) REST OF THE WORLD. Lilly shall bear eighty percent (80%) of the Development Costs for Development of Products in all countries in the Territory outside the U.S. and Amylin shall pay twenty percent (20%) of such Development Costs.

             (iii) REGULATORY APPROVAL. Development Costs required for Regulatory Approval in the U.S. shall be U.S. Development Costs. Development Costs required for Regulatory Approval outside of the U.S. shall be OUS Development Costs. The costs of each of the Amigo Trials and the [...***...] protocol study shall be regarded as U.S. Development Costs. Other Development Costs shall be determined by the JDC at the time plans applicable thereto are made, and if the Parties cannot agree, shall be deemed [...***...] U.S. Development Costs and [...***...] OUS Development Costs.

         (b) COST PROCEDURE. Each Party will be compensated for its Development services performed under the Development Plans based upon the number of each Party's FTE's performing such services and the FTE Rate. In addition, the actual out-of-pocket expenses incurred in connection with Third Person contractors utilized to perform activities under the Development Plan (i.e., no mark-up with respect to Third Person out-of-pocket expenses incurred) will be reimbursable.

Within [...***...], beginning with the Effective Date, each Party will prepare and deliver to the other Party a monthly report of its own Development Costs, in both the U.S. and outside the U.S.

Amylin shall be responsible for the first $101.2 Million Dollars (US$101,200,000) of Development Costs for the Product, beginning on the Effective Date. After Amylin and Lilly incur expenses above the first $101.2 Million Dollars (US$101,200,000) in Development Costs related to the Product, Amylin and Lilly will share costs as further described in this article. Any reimbursable costs incurred by Lilly of the first $101.2 Million Dollars (US$101,200,000) of Development Costs will be reimbursed by Amylin to Lilly in accordance with the same procedure in this Article.

Each Party's [...***...] report of the Development Costs will detail Third Person costs incurred by such Party together with the actual time spent by each Party's personnel (including a breakdown of the name of the individual, the hours worked, and a brief description of the activities(s) performed) for activities related to the Development Plan.

Each Party has ten (10) days to inquire of the other Party of any items included in the monthly report provided by the other Party requesting additional information related to Development Costs contained in the other Party's [...***...] report.

Within the later of ten (10) days of Lilly providing its [...***...] report to Amylin or forty (40) days in total [...***...], Amylin will prepare a composite report setting forth the expenses incurred by each Party for such [...***...], apply the percentage of such costs for which each Party is responsible pursuant to Article 4.3 (a) to the total expenses for that month and prepare a statement of the amount for which each Party is responsible.



                                      41.      *CONFIDENTIAL TREATMENT REQUESTED

The composite report will separately itemize Development Costs incurred related to the Product in the U.S. with those incurred outside the U.S.

The composite report will compute a net amount of Development Costs due to Lilly or to Amylin.

         For example, if Amylin incurs $80,000 and Lilly incurs $20,000 in FTE and out-of-pocket expenses for Development Costs provided for the Product in the U.S., Lilly would be responsible for $30,000 payable to Amylin ($100,000x50%=$50,000; $80,000 - $50,000=$30,000).

Either Party shall have the right to audit (with financial and scientific representatives) the records of the other Party with respect to any expenses included in such reports, in accordance with Section 4.9(e) of this Agreement.

Except as the Parties otherwise agree specifically in writing, the Parties acknowledge that each Party shall be solely responsible for equipment and other capital expenditures that such Party may make in connection with conducting research and Development activities.

         (c) DEVELOPMENT COST REPORTING. The Parties shall use reasonable efforts to provide such reports in sufficient time to permit the Parties to comply with their reporting obligations under U.S. federal securities laws, rules and regulations.

4.4 FUNDING OF COMMERCIAL PROGRAMS

         (a) RESPONSIBILITY FOR COMMERCIALIZATION COSTS

             (i) UNITED STATES. Commercialization Costs for Commercialization of Products in the U.S. (i.e., the costs of those Commercial activities required to be undertaken to effectively market the Product in the U.S.) shall be shared by the Parties in the same proportion as the Parties shall share U.S. Operating Profits or Losses pursuant to Section 4.5.

             (ii) REST OF WORLD. Lilly shall pay one hundred percent (100%) of the Commercialization Costs for Commercialization of Products in all countries in the Territory outside the U.S. and Amylin shall pay 0% of such Commercialization Costs.

         (b) COST PROCEDURE. Each Party will be reimbursed for Reimbursable Marketing Expenses.

Within thirty (30) days [...***...], beginning with the Effective Date, Amylin and Lilly will prepare and deliver to the other Party a monthly report of its Reimbursable Marketing Expenses in the U.S.

Each Party's [...***...] report of the Reimbursable Marketing Expenses will detail Sales Force Efforts, FTEs for Phase 3B and Phase 4 studies and Third Person costs incurred



                                      42.      *CONFIDENTIAL TREATMENT REQUESTED
by each Party including a brief description of the activities(s) performed for activities related to the Commercialization Plan.

Each Party has ten (10) days to inquire of the other Party of any items included in the monthly report provided by the other Party requesting additional information related to Reimbursable Marketing Expenses related to the Product contained in the other Party's [...***...] report.

Within the later of ten (10) days of Lilly providing its [...***...] report to Amylin or forty (40) days in total after the end of [...***...], Amylin will prepare a composite report setting forth the Reimbursable Marketing Expenses incurred by each Party for such [...***...], apply the percentage of such costs for which each Party is responsible pursuant to Section 4.4(a) to the total expenses for that [...***...] and prepare a statement of the amount for which each Party is responsible.

The composite report will compute a net amount of Commercialization Costs in the U.S. due to Lilly or to Amylin.

For example, if Lilly incurs $80,000 and Amylin incurs $20,000 in Reimbursable Marketing Expenses in the U.S., Amylin would be responsible for $30,000 payable to Lilly ($100,000x50%=$50,000; $80,000 - $50,000=$30,000).

Either Party shall have the right to audit (with financial and commercial representatives) the records of the other Party with respect to any expenses included in such reports, in accordance with Section 4.9(e) of this Agreement.

Except as the Parties otherwise agree specifically in writing, the Parties acknowledge that each Party shall be solely responsible for equipment and other capital expenditures that such Party may make in connection with conducting Commercialization activities.

4.5 SHARING OF OPERATING PROFITS OR LOSSES.

Operating Profits or Losses shall be calculated and reported in accordance with ATTACHMENT 4.5 hereto. Lilly and Amylin shall share Operating Profits and Losses as follows.


         (a) PROFIT/(LOSS) SHARE IN THE U.S. [...***...], Amylin will prepare an Operating Profit/(Loss) report related to the U.S. Operating Profit/(Loss) which will equal Net Sales less Cost of Product Sold less Reimbursable Marketing Expenses and Development Costs. The Development Costs and Reimbursable Marketing Expenses the Parties are sharing as calculated in Sections 4.3 and 4.4, respectively, shall be added back to the Operating Profit or Loss to arrive at the Adjusted U.S. Operating Profit/(Loss) ("Adjusted U.S. Operating Profit"). The Adjusted U.S. Operating Profit report shall be completed within [...***...].



                                      43.      *CONFIDENTIAL TREATMENT REQUESTED

The Adjusted U.S. Operating Profits or Losses in the U.S. shall be allocated fifty percent (50%) to Lilly and fifty percent (50%) to Amylin.

         (b) PROFIT/(LOSS) SHARE OUTSIDE THE U.S. [...***...], Lilly will prepare an "Operating Profit (Loss)" report related to the Territory outside the United States. "Operating Profit (Loss) will equal Net Sales less Cost of Product Sold less Reimbursable Marketing Expenses and Development Costs. The Development Costs the Parties are sharing as calculated in Section 4.3 shall be added back to the Operating Profit or Loss to arrive at the adjusted operating profit outside of the U.S. ("Adjusted OUS Operating Profit"). The Adjusted OUS Operating Profit report shall be completed with [...***...].

The Adjusted OUS Operating Profit and Losses shall be allocated 80% to Lilly and 20% to Amylin for all months in a Calendar Year from the beginning of such year to and including the month in which cumulative Net Sales in countries outside the U.S. exceed [...***...] in cumulative Net Sales for that Calendar Year. Beginning in the month after Net Sales in the Calendar Year for the Territory outside the U.S. exceed [...***...], the Adjusted OUS Operating Profit [...***...] Amylin for all [...***...] Calendar Year.

[...***...] within fifteen (15) days.

The obligation of the Parties to share Operating Profits or Losses as set forth above shall continue on a Product and country-by-country basis until such Product is permanently withdrawn from and is no longer being sold anywhere in such country by either Party or its Affiliates or Sublicensees. The Parties may at any time convert from a system of sharing Operating Profits or Losses outside the U.S. to a royalty-based system on terms mutually agreed upon by the Parties.

4.6 SALES FORCE EFFORTS.

         Pursuant to the Co-Promotion Agreement, the Parties will define the expected percent effort that each of the Parties sales forces will exert in support of the Product. It is currently anticipated that the JCC will develop a methodology whereby Sales Force Costs will be calculated on a per sales force basis. The intention of the Parties is that neither Party will be advantaged or disadvantaged by the methodology developed by the JCC and neither Party will profit from the cost allocation and methodology employed. The Parties shall discuss these efforts on a good faith basis and each Party



                                      44.      *CONFIDENTIAL TREATMENT REQUESTED
will use Commercially Reasonable Efforts to contribute the expected effort agreed to through the JCC.

4.7 INVENTORY MANAGEMENT.

Amylin, with respect to Product inventory for the U.S., and Lilly, with respect to Product inventory for the Territory outside the U.S., shall use its Commercially Reasonable Efforts to manage Product inventory on hand at wholesalers and other distributors so as to maintain levels of inventory appropriate to expected demand and to avoid taking action that would result in unusual levels of inventory fluctuation. Each Party shall provide to the other a quarterly forecast of inventory levels in the format to be agreed by the Parties.


4.8 PROHIBITION ON BUNDLING.

Notwithstanding any other provision of this Agreement to the contrary, each Party hereby covenants that it will not include or bundle any Product as part of a multiple product offering with any other products or services if it would result in the price of the Product being discounted from the then-applicable sale price in such jurisdiction, nor shall either Party permit its Affiliates or sublicensees to do so, except with the prior written consent of the other Party.

4.9 PAYMENT; LATE PAYMENT CHARGES.

         (a) EXCHANGE RATE FOR ROYALTY CALCULATION; MANNER AND PLACE OF PAYMENT. Within 45 days [...***...], the composite report in Section 4.3 (b), the composite report in Section 4.4 (b), the Adjusted US Operating Profit/(Loss) report in Section 4.5 (a); and the Adjusted OUS Operating Profit/(Loss) report in Section 4.5 (b) shall be aggregated and the Party owing funds shall pay the other Party ("Owed Party") in immediately available funds via a Federal Reserve electronic wire transfer to a bank account designated by the Owed Party. All payments to be made by one Party to the other Party under this Agreement will be made in U.S. dollars and may be paid by bank wire transfer in immediately available funds to a bank account designated in writing from time to time by the Party entitled to receive such payment. When conversion of payments from any foreign currency is required with respect to calculation of Net Sales of Products outside the U.S., Lilly shall make such conversion at the exchange rate broadly applied by Lilly to all foreign currency conversions into U.S. dollars on the last business day of the applicable quarter. If the payment is made from outside the U.S., the Party will make the payment in a manner that will not result in a tax liability for the other Party larger than it would be if the payment were made from inside the U.S. with no additional delays in payment when compared to the timing of payment made in the U.S.

         (b) TAX CONSIDERATIONS. Unless otherwise agreed by the Parties, either Party may take advantage of tax considerations which benefit it and not the other Party. In the event that a Party takes advantage of a tax consideration which benefits it and



                                      45.      *CONFIDENTIAL TREATMENT REQUESTED
not the other Party, no compensation to the other Party is required unless it affects the other Party's Operating Profits or Losses negatively, in which case compensation shall be provided to the other Party to make it whole.

         (c) INCOME TAX WITHHOLDING. Amylin will pay any and all taxes levied on account of any license fee, royalty or milestone payments made to it under this Agreement. If any taxes are required to be withheld by Lilly, Lilly will (i) deduct such taxes from the payment made to Amylin, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to Amylin and certify its receipt by the taxing authority within thirty (30) days following such payment.

         (d) LATE FEE. All past due amounts owed by one Party to the other Party under this Agreement shall bear interest at the average one-month London Interbank Offered Rate (LIBOR) for the US Dollar, as reported by the British Bank Association (BBA or a successor organization) from time to time, plus [...***...] points, calculated on the number of days between the actual date the payment is made and the date the payment was due; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

         (e) AUDITS. Upon written notice to the other Party, each Party shall have the right, at its own expense, using the [...***...] Party's independent certified public accounting firm as elected by the [...***...] Party (to the extent such firm is a nationally recognized independent accounting firm) and appropriate scientific representatives during normal business hours and not more than once in or in respect of any Calendar Year, to audit the other Party's books and records as may be reasonably necessary to verify the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made by one Party to the other pursuant to this Agreement, in respect of any Calendar Year ending not more than three (3) years prior to the date of such notice. The Parties recognize that such accounting firm may perform accounting services for the audited Party, and each Party hereby waives any conflict of interest relating to the use of such accounting firm. In the event the auditing Party's independent accounting firm of choice is not a nationally recognized firm, the Parties shall mutually agree on an independent auditor. Upon the expiration of three (3) years following the end of any Calendar Year, the calculation of amounts payable with respect to such fiscal year shall be binding and conclusive upon the Parties, and each Party shall be released from any liability or accountability with respect to payments for such year. The report prepared by the independent certified public accounting firm, a copy of which shall be sent or otherwise provided to the other Party by such independent public accountant at the same time it is sent or otherwise provided to the Party requesting the audit, shall contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If such report shows any underpayment by the audited Party, the audited Party shall remit to the auditing Party within thirty (30) days after receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds five percent (5%) of the total



                                      46.      *CONFIDENTIAL TREATMENT REQUESTED
amount owed for the Calendar Year then being audited, the reasonable and necessary fees and expenses of such accounting firm to perform the audit, subject to reasonable substantiation thereof. If such report shows any overpayment by the audited Party, then at the audited Party's option, such overpayment shall either be refunded to the audited Party by the auditing Party within thirty (30) days of receipt of the audit report, or creditable against amounts payable by the audited Party in subsequent payment periods. The Parties agree that all information subject to review under this Section is Confidential Information and that each Party shall retain and cause the accountant to retain all such information in confidence.


                                    ARTICLE 5

                                   REGULATORY

5.1 REGULATORY STRATEGY.

         The Parties will work together through the Joint Development Committee and the Steering Committee to determine regulatory strategy in the Territory, including strategy for filings and label content other than as provided in this Agreement. All regulatory strategies shall be proposed by the Joint Development Committee and referred to the Steering Committee for final approval.


5.2 REGULATORY RESPONSIBILITY IN GENERAL.

         (a) REGULATORY MATERIALS. Subject to the Development Plan, and the terms of this Agreement, Amylin shall assume sole right and principal responsibility for the preparation, submission, and maintenance of Regulatory Materials (including, without limitation, NDAs) and for seeking Marketing Approval in connection with Products in the U.S., and Lilly shall assume sole right and principal responsibility for the preparation, submission and maintenance of Regulatory Materials (including, without limitation, NDAs) and for seeking Marketing Approval in connection with Products (i) in each Major Market outside the U.S. and (ii) in each country in the Territory outside of the Major Markets that is determined by the JCC to be feasible and commercially attractive for marketing of the Product. Such responsibilities shall be pursued using Commercially Reasonable Efforts and in compliance with other regulatory obligations related to the conduct of Development of the Product in the applicable jurisdiction(s) and shall include responsibility for seeking any necessary approvals of Regulatory Authorities for any label, labeling, package inserts and packaging, samples and Promotional Materials to be used in the applicable jurisdiction(s) in connection with the Product. The Party with the lead regulatory responsibility in a country in the Territory shall be referred to as the "Regulatory Lead" and the country(ies) in which such Party is the Regulatory Lead shall be referred to as such Party's "REGULATORY JURISDICTION." All INDs (and equivalent regulatory filings), Marketing Approvals and Regulatory Materials for Products in the U.S. shall be held in Amylin's name and shall be owned solely by Amylin, subject to Lilly's rights under this Agreement and the Related Agreements. Lilly shall consult and



                                      47.

cooperate with Amylin in Amylin's preparation of such NDAs and in obtaining Marketing Approvals in the U.S. Amylin agrees to consult with Lilly regarding, and keep Lilly regularly and fully informed of, the preparation, Regulatory Authority review and approval of NDA filings for which Amylin is responsible. Additionally, Amylin shall provide Lilly with the then most current copy of any proposed NDA filing for such jurisdiction reasonably (and in any event at least ninety (90) days) prior to its anticipated submission to the applicable Regulatory Authority, and Lilly shall have the right to review such proposed NDA and provide its comments to Amylin within sixty (60) days of the delivery of such proposed NDA to Lilly. (it being understood that Lilly will review such proposed NDA and provide such comments as expeditiously as practicable) All INDs (and equivalent regulatory filings), Marketing Approvals and Regulatory Materials for Products outside the U.S. shall be held in Lilly's name and be owned solely by Lilly, subject to Amylin's rights under this Agreement and the Related Agreements. Amylin shall consult and cooperate with Lilly in Lilly's preparation of such NDAs and in obtaining Marketing Approvals outside the U.S. Lilly agrees to consult with Amylin regarding, and keep Amylin regularly and fully informed of, the preparation, Regulatory Authority review and approval of NDA filings for which Lilly is responsible. Additionally, Lilly shall provide Amylin with the then most current copy of any proposed NDA filing for such jurisdiction reasonably (and in any event at least ninety (90) days) prior to its anticipated submission to the applicable Regulatory Authority, and Amylin shall have the right to review such proposed NDA and provide its comments to Lilly within sixty (60) days of the delivery of such proposed NDA to Amylin (it being understood that Amylin will review such proposed NDA and provide such comments as expeditiously as practicable). Each Party agrees to consider in good faith any comments or suggested made by the other.

In order for each Party to meet the foregoing responsibilities, the Regulatory Lead will have the right to: (i) integrate data into such Regulatory Material in its Regulatory Jurisdiction; (ii) have full access to Manufacturing data within the Party's possession or Control and have the right to require the Party responsible for Manufacturing to generate additional Manufacturing data to the extent necessary to obtain and maintain Marketing Approvals in its Regulatory Jurisdiction; (iii) seek and/or obtain any necessary approvals of Regulatory Authorities for any label, labeling, package inserts and packaging, samples and Promotional Materials to be used in its Regulatory Jurisdiction in connection with the Product; (iv) make all final decisions regarding the appropriate label language in connection with such Regulatory Material and the content of such label, labeling, package inserts and packaging, samples, Promotional Materials and Regulatory Material in its Regulatory Jurisdiction; and (v) review and approve all Regulatory Material utilized to apply for Marketing Approval in its Regulatory Jurisdiction in advance of submission to a Regulatory Authority and determine, with the input and advice of the other Party, whether the Regulatory Material meets the regulatory standards, and is consistent with the regulatory strategy of the Parties. No Product label, labeling, and packaging, samples or Promotional Materials shall be used or distributed by either Party without prior written approval of the Joint Commercialization Committee or Steering Committee, or its designee(s), unless in accordance with the Commercialization Plan.



                                      48.

         (b) PERIODIC UPDATES. The Regulatory Lead shall be exclusively responsible (with reasonable cooperation from the other Party as may be requested by the Regulatory Lead from time to time) for all post-approval updates to Regulatory Materials in its Regulatory Jurisdiction, such as annual updates, supplements and amendments and routine maintenance of the submissions of the Regulatory Materials that must be provided on the Product at periodic intervals to the Regulatory Authorities in its Regulatory Jurisdiction. In addition, the Regulatory Lead shall be the sponsor of all filings in its Regulatory Jurisdiction for Additional Indications, formulations and Alternate Delivery.

Specific details regarding the management of Adverse Event information for the Product will be delineated in a separate document, to be agreed to by the Parties within ninety (90) days after the Effective Date of this Agreement. The pharmacovigilance and labeling representatives of each Party will work in good faith together to develop a document that identifies: (i) which safety information, if any, will be exchanged; (ii) when such information will be exchanged; (iii) which Party will have regulatory reporting responsibilities;
(iv) which Party will manage the global safety data base; (v) which Party will be obligated to obtain follow-up information on incomplete safety reports; (vi) which Party will review the literature for safety report information; (vii) roles and responsibilities of the Parties related to review and approval of safety information for inclusion in the Product label in the Territory; (viii) which Party will prepare required periodic safety updates; and (ix) the identification of any other details required to appropriately manage safety information for the Product.

         (c) REVIEW OF REGULATORY MATERIALS. The Regulatory Lead shall prepare and submit to the other Party for its review all Regulatory Materials proposed to be used in its Regulatory Jurisdiction. The Regulatory Lead will consider comments of the other Party on such Regulatory Materials but the Regulatory Lead shall have the final authority to determine the content of the Regulatory Materials for use in its Regulatory Jurisdiction.

         (d) COSTS. The costs of preparing, maintaining, formatting and filing such Regulatory Materials and otherwise handling regulatory responsibilities within the Territory shall be Development Costs subject to sharing in accordance with Section 4.3.



                                      49.

         5.3 RELATIONSHIP WITH REGULATORY AUTHORITIES.

         As sponsor of the Regulatory Materials for Product in its Regulatory Jurisdiction, the Regulatory Lead shall have primary responsibility for interacting with Regulatory Authorities in its Regulatory Jurisdiction, chairing meetings with such Regulatory Authorities, responding to inquiries of such Regulatory Authorities, and other communications with such Regulatory Authorities, with regard to such Regulatory Materials or the Product, including but not limited to, Regulatory Materials related to Additional Indications and Alternate Delivery. The Regulatory Lead shall have sole authority and responsibility regarding all regulatory obligations regarding Product in its Regulatory Jurisdiction, including, but not limited to, the Regulatory Materials, Promotional Materials, samples, package inserts, indications, labeling, expedited and periodic Adverse Event reporting (as provided above), Medical Inquiries, and Product Complaints. The Regulatory Lead shall provide the other Party with reasonable advance notice of and any preparatory material for any hearing before, or meeting with, any Regulatory Authority in the Regulatory Lead's Regulatory Jurisdiction, and a reasonable number of representatives of the other Party shall have the right to attend such hearing or meeting.

5.4 REGULATORY AUTHORITY COMMUNICATIONS RECEIVED BY A PARTY.

         (a) GENERAL. Except as otherwise provided in the Development Plan or as directed by the Steering Committee, the other Party shall not, without the prior consultation with, and agreement of, the Regulatory Lead or unless so required by law, correspond or communicate with Regulatory Authorities in the Regulatory Lead's Regulatory Jurisdiction concerning the Product or any Regulatory Material related thereto. Each Party shall keep the other Party informed of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority which: (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability for either Party to third parties arising in connection with the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; (iv) relates to Product, Regulatory Materials, Promotional Materials, samples, package inserts, indications, labeling, expedited and periodic Adverse Event Reports, Medical Inquiries, Product Complaints, this Agreement or the Related Agreements, or (v) is otherwise important to the Development, Manufacturing and/or Commercialization of the Product including, without limitation, the following information:

             (1) REGULATORY ACTIONS. Any information pertaining to actions taken by Regulatory Authorities in connection with Product (and/or its Manufacture, distribution and/or facilities connected thereto) including, without limitation, any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product (and/or its Manufacture or distribution and/or facilities connected thereto), notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry;



                                      50.

             (2) REGULATORY NON-COMPLIANCE. Any information pertaining to notices from Regulatory Authorities of non-compliance with laws, regulations, rules or guidance in connection with the Product including, without limitation, receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product; and

             (3) OTHER REGULATORY COMMUNICATION. Any information pertaining to or involving inquiries or communications by or from Regulatory Authorities concerning: (i) the clinical investigation activities of Product (including inquiries by Regulatory Authorities pertaining to investigators, clinical monitoring organizations and other related parties involved with the Product);
(ii) the Manufacture, sale, promotion or distribution of Product; or (iii) any other material inquiries or communications by Regulatory Authorities involving the Product.

         In the event that a Party receives any communication or questions from any Regulatory Authority in the other Party's Regulatory Jurisdiction relating to such matters such Party will notify the Regulatory Lead immediately (but in no event later than one business day after receipt of such notice or inquiry) and provide to the Regulatory Lead copies of all documents it received from the Regulatory Authorities. The Regulatory Lead will then prepare the response to the communication (except for responses to FDA communications regarding a loss, theft, of significant loss of the other Party's Product samples). Before submitting a response to a Regulatory Authority regarding correspondence received by a Party, the Regulatory Lead will give the other Party an opportunity to comment on the response to the extent such response may affect the other Party's rights or obligations under this Agreement.

         (b) COOPERATION. In the event the Parties disagree concerning the form or content of a response to a Regulatory Authority, the Regulatory Lead in the applicable Regulatory Jurisdiction will decide the appropriate form and content of it. The other Party will fully cooperate with, and assist, the Regulatory Lead in complying with such regulatory obligations and communications, including by providing to the Regulatory Lead, within forty-eight (48) hours (or sooner as specified elsewhere in the Agreement) after a request by the Regulatory Lead, such information and documentation in the other Party's possession as may be necessary or helpful for the Regulatory Lead to prepare a response to an inquiry from a Regulatory Authority. If it is necessary for a Party to respond to FDA or any other Regulatory Authority in the other Party's Regulatory Jurisdiction, such Party shall seek the input and approval of the Regulatory Lead before responding. Each Party will also provide the other Party with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above.

         (c) COMMITMENTS. Each Party shall conform its respective activities under this Agreement to any commitments made in the response, except to the extent a Party believes in good faith that such commitments violate Applicable Laws.



                                      51.

5.5 EFFORTS.

         The Parties shall use their respective Commercially Reasonable Efforts consistent with their respective responsibilities hereunder to file for and obtain all necessary Marketing Approvals in the Territory in accordance with the regulatory strategy for the Territory. All regulatory strategies shall be proposed and approved by the Joint Development Committee and referred to the Steering Committee for final approval.

5.6 COMMUNICATIONS CONCERNING PRODUCT.

The Parties shall mutually agree upon procedures for communication and handling of Product Complaints and Medical Inquiries concerning the Product. All Product Complaints concerning suspected or actual Product tampering, contamination or mix-up (e.g. wrong ingredients) shall be notified to the Regulatory Lead by telephone immediately and delivered in writing within twenty-four (24) hours of receipt of the same. Except as mutually agreed, the other Party shall not take any other action in connection with any such Product Complaint without the consent of the Regulatory Lead. Additional specifics regarding roles and responsibilities for responding to Medical Inquiries from health care professionals are to be agreed to in the document developed pursuant to Section 5.2(b) of this Agreement.

5.7 GENERAL REGULATORY ASSISTANCE AND ACCESS TO REGULATORY INFORMATION.

Each Party will cooperate and provide the other Party with all Information and assistance reasonably necessary or desirable for such other Party to carry out and comply with any regulatory obligations or requirements of Regulatory Authorities in connection with the Development, Manufacture and/or Commercialization of Product in such other Party's Regulatory Jurisdiction to the extent contemplated under the terms and intent of this Agreement, including, without limitation, providing such information and assistance to such other Party as is necessary or desirable to: (i) submit, obtain, maintain and update Regulatory Material for the Product with Regulatory Authorities in such other Party's Regulatory Jurisdiction (including, without limitation, sharing clinical data, pre-clinical data, Development data, manufacturing data, and notes and documents related to discussions with Regulatory Authorities in connection with such Regulatory Material); (ii) report Adverse Drug Experience Reports and Serious Adverse Drug Experience Reports to applicable Regulatory Authorities in connection with the Product in such other Party's Regulatory Jurisdiction; (iii) submit or file Promotional Materials with Regulatory Authorities in connection with the Product in such other Party's Regulatory Jurisdiction; and (iv) comply with any other requirements of Regulatory Authorities in connection with the Product in such other Party's Regulatory Jurisdiction.

5.8 REGULATORY INSPECTION OR AUDIT.

If a Regulatory Authority desires to conduct an inspection or audit of Lilly or Amylin with regard to Product or this Agreement, Lilly and Amylin each agrees to cooperate with the



                                      52.

Regulatory Authority and the other Party during such inspection or audit, including by allowing, to the extent practicable, a representative of the other Party to be present during the applicable portions of such inspection or audit. Following receipt of the inspection or audit observations of the Regulatory Authority (a copy of which the Party will immediately provide to the other Party), the Regulatory Lead in the applicable Regulatory Jurisdiction will prepare the response to any observation that concerned this Agreement. The other Party agrees to fully cooperate with the Regulatory Lead when it prepares such a response, including by providing to the Regulatory Lead, within seventy-two (72) hours after its request, such information and documentation in the Party's possession as may be necessary for the Regulatory Lead to prepare such response. Before submitting the response to the Regulatory Authority, the Regulatory Lead agrees to give the other Party an opportunity to comment on it. In the event the Parties disagree concerning the form or content of a response, the Regulatory Lead will decide the appropriate form and content of it. Each Party agrees to conform its respective activities under this Agreement to any commitments made in such a response, except to the extent a Party believes in good faith that such commitments violate Applicable Laws.

Each Party (and its Third Person subcontractors) shall notify the other Party within twenty-four (24) hours of receipt of notification from a Regulatory Authority of the intention of such Regulatory Authority to audit or inspect facilities being used for Manufacture of Products. Each Party (and its Third Person subcontractors) shall also provide the other Party with copies of any written communications received from Regulatory Authorities with respect to such facilities within thirty-six (36) hours of receipt. Such Party shall provide the other Party with an opportunity to review and provide input on any proposed response by such Party (or Third Person subcontractor) to such communications.

5.9 AUDITS.

Each Party shall have the right, at its own cost and expense, at reasonable times and upon reasonable prior written notice to conduct quality assurance audits on the other Party's Development, Manufacture, storage, shipping or distribution facilities (including computer systems such as those that capture, analyze or store study information or results), as well as the facilities of any subcontractors, where work on the Development, Manufacture, storage, shipping or distribution of Product is conducted, as reasonably deemed necessary by the other Party in order to ensure that such facilities meet the other Party's and Regulatory Authority standards, including GCP, GLP and GMP. If such services are being performed by a Third Person for either Party, such Party shall first obtain permission on behalf of the other Party. Each Party hereby agrees to cooperate with the other Party and take such other acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Section, including, without limitation, use of its Commercially Reasonable Efforts to comply with the other Party's recommendations for action.



                                      53.

5.10 RECORDS.

Each Party will maintain records, in sufficient detail and in good scientific manner, that will fully and properly reflect all work done and results achieved in the performance of its responsibilities under this Agreement, the Development Plan, and the Commercialization Plan. Each Party will have the right, during normal business hours and upon reasonable prior notice, to inspect and copy those records of the other Party referred to herein that are necessary or useful to the inspecting Party for the purposes of making any required filings with Regulatory Authorities in order to obtain Manufacturing Approvals and/or Marketing Approvals. Each Party will maintain such records and the information disclosed therein in confidence in accordance with Article 6.


5.11 RECALLS.

In the event that a Regulatory Authority issues a request, directive, or order, or the Parties determine to recall or remove the Product from the market, the recall shall be the responsibility of the Marketing Approval holder. Both parties will cooperate fully with one another in conducting the recall.

                                    ARTICLE 6

                         CONFIDENTIALITY AND PUBLICATION

6.1 OBLIGATIONS.

Except upon obtaining the other Party's prior written consent to the contrary, each Party agrees that it will:

         (a) maintain in confidence, and not disclose to any person or entity (except as provided in Section 6.2), the other Party's Confidential Information for the term of this Agreement and five (5) years thereafter; and

         (b) not use such Confidential Information for any purpose except as contemplated in this Agreement.

6.2 AUTHORIZED DISCLOSURES OF CONFIDENTIAL INFORMATION.

         (a) PERMITTED PERSONS. Each Party may disclose Confidential Information of the other Party, without such other Party's prior written consent, to its and its Affiliates' (or the other Party's and its Affiliates') directors, employees, agents, consultants, permitted Sublicensees, suppliers, and other person or entities who:

             (i) need to know such Confidential Information to assist the Party in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such assistance); and



                                      54.

             (ii) are bound by written confidentiality and non-use obligations no less stringent than those contained herein.

         (b) LEGALLY REQUIRED OR NECESSARY. Each Party may also disclose the Confidential Information of the other Party, without such other Party's prior written consent, to any person, entity, or government or regulatory authority to the extent that the law requires such disclosure. In addition, the Regulatory Lead may also disclose the other Party's Confidential Information, without the other Party's prior written consent, to any person, entity, or government or Regulatory Authority to the extent that such disclosure is necessary for obtaining, maintaining, or amending any Regulatory Materials regarding Product in the Regulatory Lead's Regulatory Jurisdiction or satisfying any other regulatory obligation regarding Product in the Regulatory Lead's Regulatory Jurisdiction.

         Prior to disclosing the other Party's Confidential Information under this Subsection, the disclosing Party, to the extent practicable, will give the other Party a copy of the Confidential Information to be disclosed and provide such Party a reasonable opportunity to comment on the necessity and the text of the proposed disclosure. The disclosing Party agrees to consider such comments in good faith and to reasonably avail itself of available means under the applicable law to minimize the disclosure of such Confidential Information.

         (c) COURT ORDERS. Each Party may also disclose the Confidential Information of the other Party, without such other Party's prior written consent, pursuant to an order of a Regulatory Authority or court of competent jurisdiction, provided that it promptly notifies the other Party of the required disclosure in order to provide such Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action.

         (d) LEGAL ACTIONS. Each Party may also disclose the Confidential Information of the other Party, without such other Party's prior written consent, as is necessary to pursue or defend against a legal or regulatory action by one Party against the other with respect to this Agreement. A Party disclosing the other Party's Confidential Information, pursuant to this Subsection, will use reasonable efforts to minimize the disclosure of the other Party's Confidential Information, including, without limitation, by seeking to file pleadings under seal.

6.3 DISCLOSURE OF THE TERMS OF THE AGREEMENT.

Each Party agrees that it will maintain in confidence, and not disclose, the terms of this Agreement without the prior written consent of the other Party, except as authorized under Subsections (a), (b), (c), or (d) of Section 6.2. In addition, if a Party receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of the Agreement, that Party may provide a copy of the Agreement to such tax authority representative without advance notice to, or the consent or cooperation of, the other



                                      55.

Party, but the disclosing Party must notify the other Party of the disclosure as soon as practical.

         (a) DISCLOSURE TO AUTHORIZED PERSONS. Either Party may disclose such information to its agents, consultants, permitted Sublicensees and suppliers, who need to know such information to perform their contractual obligations to such Party, and who agree to be bound by terms of confidentiality and non-use at least as strict as those set forth in this Agreement.

         (b) USE OF NAME. Neither Party shall use the name of the other Party, without the prior written approval of the other Party, for any purpose other than informing employees who need to know about this Agreement. Without limitation, these prohibitions apply to press releases, annual reports, prospectuses, public statements, educational and scientific conferences, Promotional Materials, governmental filings and discussions with public officials, securities analysts, investors and the media. However, subject to the requirements for review and approval that follow, these prohibitions shall not apply to a disclosure of the other Party's name, which counsel to a Party has advised is required by law or regulation or in response to requests for a copy of this Agreement or related information by tax authorities.

         (c) DISCLOSURE ON ADVICE OF COUNSEL. If any Party to this Agreement, based on the advice of counsel, determines that a release of information regarding the existence or terms of this Agreement is required by law or regulation, then prior to any release of such information, that Party will notify the other Party as soon as practical and provide as much detail as possible in relation to the proposed disclosure and will endeavor in good faith to provide the other Party with a minimum of five (5) business days to review and provide comments on the proposed release. The disclosing Party will use its best efforts to incorporate comments of the other Party to the extent consistent with fulfilling its legal obligations.

         (d) REDACTION OF AGREEMENT. Lilly shall have the right to review and comment on any redaction of this Agreement for purposes of filing the Agreement by Amylin as required by the SEC or other agencies.

         (e) PUBLICITY. It is understood that the Parties intend to issue a joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, each Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other



                                      56.

Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

         (f) PUBLICITY REFERRAL. Unless, otherwise directed in writing by Lilly, all matters that require Lilly's review or consent under this Section must be referred to Lilly's Corporate Communications (Public Relations) department for review and approval at the address set forth in Section 14.6. Unless otherwise directed in writing by Amylin, all matters that require Amylin's review or consent under this Section must be referred to Amylin's Vice President of Finance and Chief Financial Officer, at the address set forth in Section 14.6.

6.4 PUBLICATIONS.

The JDC shall develop procedures for review and approval of publications related to Compound or other activities of the Collaboration, and neither Party shall permit any publication in violation of such procedures.


                                    ARTICLE 7

                   REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

7.1 CORPORATE EXISTENCE AND AUTHORITY.

Each Party hereby represents and warrants to the other Party that, as of the Effective Date, it:

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated;

         (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement and the Related Agreements (without making any representation as to the intellectual property rights); and

         (c) has the corporate power and full authority and the legal right to enter into this Agreement and perform the obligations and duties contemplated under this Agreement and the Related Agreements.

7.2. AUTHORIZED EXECUTION; BINDING OBLIGATION.

         Each Party represents and warrants to the other Party that, as of the Effective Date (i) the execution, delivery, and performance of the Agreement and the Related Agreements and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on its part; and (ii) this Agreement and the Related Agreements have been duly executed and delivered by it and constitute a legal, valid, and binding obligation enforceable against it in



                                      57.

accordance with such Agreement's terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.

7.3 NO CONFLICTS.

Each Party represents and warrants to the other Party that its execution, delivery, and performance of this Agreement and the Related Agreements:

         (a) does not, except as otherwise described in this Agreement, require the approval or consent of any person or entity, which has not already been obtained;

         (b) does not, to the best of its knowledge, contravene any Applicable Laws; and

         (c) does not contravene the provisions of, nor constitute a default under, its articles of incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which it is a signatory, or any permit, or governmental authorization or grant.

7.4 ALL CONSENTS AND APPROVALS OBTAINED.

Except as otherwise described in this Agreement, each Party represents and warrants to the other that (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all governmental authorities and other persons or entities required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement and the Related Agreements have been obtained and provided, except for those government approvals, if any, not required at the time of execution of this Agreement.

7.5 REGULATORY MATTERS REGARDING PRODUCT IN THE TERRITORY.

Amylin is the named holder of the IND for Product and has complied, to the best of its knowledge, in all material respects with all Applicable Laws in connection with the IND.

7.6 EXISTING PATENTS IN THE TERRITORY.

Amylin represents and warrants that

         (a) ATTACHMENT 7.6 lists all Amylin Patents existing as of the Effective Date; and

         (b) to the best of its knowledge, as of the Effective Date, (i) there is no litigation or arbitration, either pending or threatened in writing, alleging that any Amylin Patent is invalid or unenforceable anywhere in the Territory and (ii) Amylin is the sole



                                      58.

owner of or is the holder of a valid license to the Amylin Patents and has the right to grant to Lilly the sublicenses granted hereunder.

7.7 DISCLAIMER OF IMPLIED WARRANTIES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE RELATED AGREEMENTS, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF NON-INFRINGEMENT.

7.8 LIMITATION OF LIABILITY.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 8.

7.9 GUARANTEE OF PERFORMANCE OF AFFILIATES.

Each Party absolutely, unconditionally and irrevocably guarantees to the other
Party: prompt performance when due and at all times thereafter of the liabilities (including, without limitation, indemnity obligations and liabilities), obligations, covenants, warranties, representations and undertakings (collectively, the "LIABILITIES") of its Affiliates pursuant to this Agreement and the Related Agreements, and any and all modifications and amendments thereof.

                                    ARTICLE 8

                             MUTUAL INDEMNIFICATION

8.1 INDEMNIFICATION OBLIGATIONS.

         (a) LILLY'S OBLIGATION. Lilly will defend, indemnify, and hold harmless Amylin, Amylin's Affiliates, and the respective directors, officers, shareholders, employees, and agents of Amylin and Amylin's Affiliates ("Amylin Indemnitees"), from and against any and all liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, without limitation, reasonable attorneys' fees, ("Damages") arising from or occurring as a result of a Third Person's claim, action, suit, judgment, or settlement against an Amylin Indemnitee that is due to or based upon:



                                      59.

             (i) any breach by Lilly of an obligation, agreement, condition, covenant, representation, or warranty of Lilly under this Agreement or any of the Related Agreements, or

             (ii) any negligent or more culpable act or omission of Lilly or a Lilly Affiliate, sublicensee, or contractor or their respective directors, officers, shareholders, employees, and agents related to this Agreement or any of the Related Agreements ((i) and (ii) each, an "AMYLIN THIRD PERSON CLAIM");

provided, however, that Lilly will not be obligated to indemnify or hold harmless Amylin Indemnitees from Damages from an Amylin Third Person Claim to the extent that such Damages are finally determined to have resulted from the negligent (or more culpable) act or omission of an Amylin Indemnitee or any breach by Amylin of an obligation, agreement, condition, covenant, representation, or warranty of Amylin under this Agreement or any of the Related Agreements.

         (b) AMYLIN'S OBLIGATION. Amylin will defend, indemnify, and hold harmless Lilly, Lilly's Affiliates, and the respective directors, officers, shareholders, employees, and agents of Lilly and Lilly's Affiliates ("Lilly Indemnitees"), from and against any and all Damages arising from or occurring as a result of a Third Person's claim, action, suit, judgment, or settlement against a Lilly Indemnitee that is due to or based upon:

             (i) any breach by Amylin of an obligation, agreement, condition, covenant, representation, or warranty of Amylin under this Agreement or any of the Related Agreements, or

             (ii) any negligent or more culpable act or omission of Amylin or an Amylin Affiliate, sublicensee, or contractor (excluding Existing Suppliers or any other Third Parties manufacturing Product) or their respective directors, officers, shareholders, employees, and agents related to this Agreement or any of the Related Agreements ((i) and (ii) each, a "LILLY THIRD PERSON CLAIM");

provided, however, that Amylin will not be obligated to indemnify or hold harmless Lilly Indemnitees from Damages from a Lilly Third Person Claim to the extent that such Damages are finally determined to have resulted from the negligent (or more culpable) act or omission of a Lilly Indemnitee or any breach by Lilly of an obligation, agreement, condition, covenant, representation, or warranty of Lilly under this Agreement or any of the Related Agreements.

         (c) JOINT OBLIGATIONS. In the event of any product liability or other Third Party claim in which both Parties are asserted to be liable and neither is entitled to indemnification hereunder, the Parties shall treat such Damages as Commercialization Costs.



                                      60.

8.2 INDEMNIFICATION PROCEDURES.

         (a) NOTICE. Promptly after an Amylin Indemnitee or a Lilly Indemnitee (each, an "Indemnitee") receives notice of a pending or threatened Amylin Third Person Claim or Lilly Third Person Claim, as the case may be (an "Action"), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 8 (the "Indemnifying Party"). However, an Indemnitee's delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

         (b) DEFENSE. Upon receipt of notice under Subsection (a) from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Action. The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee's original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Action pursuant to this Article 8 and of its intention to either compromise or defend such Action. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee's reasonable costs of investigation and cooperation. However, the Indemnitee will have the right to employ separate counsel and to control the defense of an Action (and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such counsel) if:

             (i) the use of the counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest;

             (ii) the actual or potential defendants in, or targets of, such Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to assume the defense of such Action on the Indemnitee's behalf);

             (iii) the Indemnifying Party does not employ counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after the Indemnitee's notice of such Action;

             (iv) the Indemnifying Party denies or fails to timely admit its obligation to defend and indemnify the Action; or

             (v) in the reasonable opinion of counsel to the Indemnitee, the claim could result in the Indemnitee becoming subject to injunctive relief or relief other than



                                      61.

the payment of Damages that could have a materially adverse effect on the ongoing business of the Indemnitee;

provided, however, that in no event shall the Indemnifying Party be obligated to bear the fees, costs and expenses of more than one (1) separate counsel for all of the other Party's Indemnitees in such Action.

         (c) COOPERATION. The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating in the defense of such Action) and conduct the defense of such Action in a prudent manner.

         (d) SETTLEMENT. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent will not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnitee's rights under this Agreement are not adversely affected. If the Indemnifying Party fails to assume defense of an Action within a reasonable time, the Indemnitee may settle such Action on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), and Indemnifying Party will be obligated to indemnify the Indemnitee for such settlement as provided in this
Article 8.

8.3 INDEMNIFICATION PAYMENT ADJUSTMENTS.

         (a) INSURANCE PROCEEDS OR OTHER RECOVERY. The amount of any Damages for which indemnification is provided under this Article 8 will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnitee with respect to any Damages. However, an Indemnitee does not have an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder.

         (b) REFUND. If an Indemnitee receives a payment pursuant to this
Article 8 and subsequently receives insurance proceeds or other amounts with respect to the same Damages, the Indemnitee will pay to the Indemnifying Party an amount equal to the difference (if any) between: (i) the sum of the insurance proceeds received, other amounts received, and the indemnification amount received from the Indemnifying Party pursuant to this Article 8 and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnitee from and against such Damages. However, in no event will such refund ever exceed the Indemnifying Party's payment to the Indemnitee under this
Article 8.



                                      62.

8.4 INDEMNIFICATION PAYMENT. Any amount owed by an Indemnitee to a Third Person, for which the Indemnifying Party has an obligation under this Article 8 to indemnify, will be due from the Indemnifying Party when such amount is owed by the Indemnitee to the Third Person, whether upon entry of judgment, upon settlement, or otherwise.

8.5 SURVIVAL. The provisions of this Article 8 will survive any termination or expiration of this Agreement. Each Indemnitee's rights under this Article 8 will not be deemed to have been waived or otherwise affected by such Indemnitee's waiver of the breach of any obligation, agreement, condition, covenant, representation, or warranty contained in, or made pursuant to, this Agreement, unless such waiver expressly (and in writing) also waives any or all of the Indemnitee's rights under this Article 8.


                                    ARTICLE 9

                             LICENSE GRANTS; OPTION

9.1 LICENSE GRANTS.

         (a) BY AMYLIN. Subject to the terms and conditions of this Agreement, Amylin hereby grants to Lilly and its Affiliates an exclusive license (except as set forth below) in the Territory except for the U.S. with the right to sublicense in accordance with Section 9.2, under the Amylin Rights existing as of the Effective Date ("Existing Amylin Rights"), solely to develop, make, have made, use, sell, offer for sale, have sold and import Compound and Product in the Field in the Territory except for the U. S. as contemplated by this Agreement, and otherwise to perform its obligations expressly set forth in this Agreement or the Related Agreements in the Territory.

         Amylin shall retain the right to practice under the inventions claimed in, and, subject to Section 9.2, to grant licenses under, the Existing Amylin Rights (i) to the extent necessary to perform its obligations expressly set forth in this Agreement and the Related Agreements, and (ii) for any and all purposes other than to develop, make, have made, use, sell, offer for sale, have sold and import Compound and Product in the Field in the Territory.

         (b) BY LILLY. Subject to the terms and conditions of this Agreement, Lilly hereby grants to Amylin and its Affiliates an exclusive license (except as set forth below) in the Territory, with the right to sublicense in accordance with Section 9.2, under the Lilly Rights existing as of the Effective Date ("Existing Lilly Rights"), solely to develop, make, have made, use, sell, offer for sale, have sold and import Compound and Product in the Field in the Territory as contemplated by this Agreement and otherwise to perform its obligations expressly set forth in this Agreement or the Related Agreements in the Territory.

         Lilly shall retain the right to practice under the inventions claimed in, and, subject to Section 9.2, to grant licenses under, the Existing Lilly Rights (i) to the extent



                                      63.

necessary to perform its obligations expressly set forth in this Agreement and the Related Agreements, and (ii) for any and all purposes other than to develop, make, have made, use, sell, offer for sale, have sold and import Compound and Product in the Field in the Territory.

9.2 PERMITTED SUBLICENSES; RIGHT TO ENGAGE THIRD PERSONS. Each Party shall have the right to grant sublicenses under the licenses granted to it pursuant to Sections 9.1, 9.5 and 10.1 solely to (a) distributors for the purpose of distributing Product in accordance with the terms of this Agreement and the Related Agreements and (b) to the extent required for any manufacturing and supply agreement between the parties, contract manufacturers for the purpose of Manufacturing Compound or Product in accordance with the terms of this Agreement and the Related Agreements. In addition, Lilly shall have the right to grant sublicenses or obtain promotional support in Territories other than Major Markets, and Lilly shall remain responsible and liable for all actions of Sublicensees and other Third Person providers involved in such activities. If Lilly determines that it requires Product promotion support in a Major Market, then Lilly may contract for additional Product promotion support from a Third Person, provided that Lilly shall consult with Amylin regarding the identity of such Third Person and the scope of the Product promotion activities that Lilly proposes to have such Third Person perform. If Amylin has the interest and believes that it has the ability to provide such support, it may so indicate, and Lilly will consider Amylin's offer of assistance in good faith. The sublicensing of rights to a Third Person with respect to co-marketing and/or co-promotion of Products in any Major Market will require Amylin's prior written consent, not to be unreasonably withheld. Amylin's consent shall not be required for markets other than a Major Market. Subject to the terms of the Co-Promotion Agreement, neither Party shall engage a contract sales organization or other Third Person to fulfill any of its obligations under the Commercialization Plan with respect to a Major Market, except with the prior written consent of the other Party, not to be unreasonably withheld. Finally, each Party shall have the right to contract with one or more Third Persons to perform certain of its obligations under the Development Plan or the Commercialization Plan, provided such Party shall remain responsible and liable for activities of such Third Persons. However, each Party's right to contract with any Third Persons as permitted by this Section 9.2 is subject to the following requirements: (i) none of the other Party's rights hereunder shall be diminished or otherwise adversely affected as a result of such contracting, (ii) each such Third Person shall undertake in writing obligations of confidentiality, publication and non-use regarding Confidential Information which are substantially the same as those undertaken by the Parties under this Agreement, and (iii) such Third Person expenses shall be consistent with the Development Budget, or the Commercialization Budget, as the case may be.

9.3 OPTION COMPOUNDS.

         (a) Each Party hereby grants the other Party an exclusive option to enter into an agreement for the Development of Option Compound(s) Controlled by the granting Party upon the terms set forth in this Section 9.3 (the "Compound Option"). If either Party desires to proceed with Development for the Indication of an Option Compound Controlled by it ("Optionor") during the Option Period, then Optionor shall provide the



                                      64.

other Party ("Optionee") with written notice of its intent ("Option Notice") not later than the earlier of :

             (i) sixty (60) days prior to Optionor's [...***...] for the Option Compound; and

             (ii) [...***...] for the Option Compound.

Optionor shall include with the Option Notice, Option Compound information reasonably necessary to enable Optionee to evaluate the Option Compound. Optionee shall have the sole and exclusive option to participate in the Development and Commercialization of the Option Compound by providing Optionor with written notice of its intent to exercise the option within sixty (60) days after receipt of the Option Notice. If the Option Notice is given at the time contemplated by (a)(i) above, and the Optionee elects not to exercise the option at that time, the Optionor shall provide a new Option Notice at the time contemplated by (a)(ii) above, and the Optionee shall again have a sixty (60) day period in which to exercise the Compound Option.

         (b) The following terms shall apply to exercise of any Compound Option.

                                                     TIER I           TIER I           TIER II          TIER II
                                                   COMPOUNDS         COMPOUNDS        COMPOUNDS        COMPOUNDS
                                                 CONTROLLED BY     CONTROLLED BY    CONTROLLED BY    CONTROLLED BY
                    Terms                            AMYLIN            LILLY           AMYLIN            LILLY
----------------------------------------------- ----------------- ---------------- ---------------- -----------------
If the Compound Option is exercised pursuant      [...***...]%      [...***...]%     [...***...]%      [...***...]%
to Section 9.3 (a) (i), Optionee shall
reimburse Optionor the following respective
percentages of the total development costs
that have been incurred by Optionor up to
the  date of Optionee's notice exercising the
option.*


If the Compound Option is exercised pursuant      [...***...]%      [...***...]%     [...***...]%      [...***...]%
to Section 9.3 (a) (ii), Optionee shall
reimburse Optionor the following respective
percentages of the total development costs
that have been incurred by Optionor up to the
date of Optionee's notice exercising the
option.*


Development Costs incurred on and after the       [...***...]%/     [...***...]%     [...***...]%/     [...***...]%/
date of Optionee's notice exercising a            [...***...]%      /[...***...]%     [...***...]%      [...***...]%
Compound Option for Development of Products
containing Tier I Compounds or Tier II
Compounds in the U.S., shall be shared by
the parties based on the following respective
percentages.


Development costs incurred on and after the       [...***...]       [...***...]      [...***...]       [...***...]
date of Optionee's notice



                                      65.      *CONFIDENTIAL TREATMENT REQUESTED

                                                     TIER I           TIER I           TIER II          TIER II
                                                   COMPOUNDS         COMPOUNDS        COMPOUNDS        COMPOUNDS
                                                 CONTROLLED BY     CONTROLLED BY    CONTROLLED BY    CONTROLLED BY
                    Terms                            AMYLIN            LILLY           AMYLIN            LILLY
----------------------------------------------- ----------------- ---------------- ---------------- -----------------
exercising a Compound Option, for Development     [...***...]       [...***...]      [...***...]      [...***...]
of Products containing Tier I Compounds or
Tier II Compounds outside of the U.S. shall
be shared by the parties based on the
following respective percentages.


Royalty rate to be paid to the inventing          [...***...]%     [...***...]%     [...***...]%      [...***...]%
Party by the other Party based on Net Sales
of product containing Option Compound

--------------
* All reimbursable development costs shall be paid within thirty (30) days of the date of Optionee's notice exercising the option and shall also include research costs directly attributable to the Option Compound.

         (c) Unless otherwise agreed by the Parties, and subject to Section 9.4, no milestone payments shall be made with respect to any Option Compounds, nor shall there be any obligation to make up-front payments, stock purchases or loans related thereto.

If Optionee elects to exercise its Compound Option, then the Parties shall within sixty (60) days thereafter negotiate in good faith a collaboration agreement with respect to the Option Compound, which agreement shall:

         (i) be consistent with the provisions of this Section 9.3,

         (ii) be substantially similar to this Agreement, with such changes as are necessary to reflect the identity and role of the Party Controlling the Option Compound (e.g., for an Option Compound Controlled by Lilly, Lilly would book sales of the Option Compound and Amylin would co-promote the Option Compound in the U.S.), and

         (iii) provide that the Parties will share Operating Profits or Losses [...***...]%/[...***...]% in the U.S. and [...***...]% Lilly [...***...]% Amylin
in the Territory outside the U.S.

         (iv) contain such other provisions as the Parties may agree.

         9.4 BACK-UP COMPOUND. If Development of the Product used in the Amigo Trials is discontinued anytime before forty-five (45) days after the Early Termination Date, Lilly shall have the right to bring into the Collaboration provided for in this Agreement an Option Compound Controlled by Amylin that is a Tier 1 Compound ("Amylin Controlled Compound"). If Lilly advises Amylin that it desires to consider exercising this option, Amylin shall identify to Lilly [...***...] Amylin Controlled Compounds that Amylin in good faith believes represent the best candidates for further development among the Amylin Controlled Compounds. Amylin shall provide all information regarding such compounds as Lilly may reasonably request in order to evaluate the opportunity. Lilly shall have a period of sixty (60) days after receipt of such information in which to advise Amylin whether it desires to exercise this option. If Lilly elects to include an Amylin Controlled Compound in the Collaboration, [...***...] shall apply thereto. Accordingly, all [...***...]



                                      66.      *CONFIDENTIAL TREATMENT REQUESTED
the Product shall be paid by Lilly with respect to the Amylin Controlled Compound, except that [...***...] the selected Amylin Controlled Compound. [...***...] shall also apply in the case of Product containing an Amylin Controlled Compound unless previously [...***...].


9.5 TRADEMARKS.

         (a) PRODUCT TRADEMARKS. The JCC shall have the responsibility for identifying appropriate trademarks for use in the Commercialization of Products (excluding any Amylin or Lilly corporate trademarks or trade names, the "PRODUCT TRADEMARKS"), using an approach similar to and no less rigorous than that used by each Party in identifying trademarks for its own pharmaceutical products, which Product Trademarks must be approved by both Parties, such approval to not be unreasonably withheld. Amylin shall be responsible for registration, maintenance and enforcement of, and shall solely own, the Product Trademarks. Subject to the terms of this Agreement (including the last sentence in this Section 9.5 (a)), Amylin hereby grants to Lilly an exclusive, worldwide, royalty-free license, including the right to sublicense in conjunction with a sublicense permitted by this Article 9, to use Product Trademarks on Product packaging, labeling, advertising and Promotional Material during the Term. Amylin shall retain the right to use the Product Trademarks on Product packaging, labeling, advertising and Promotional Material, including the right to sublicense such use in conjunction with a sublicense permitted by this
Article 9, solely for purposes of fulfilling its obligations under this Agreement.

         (b) COMPANY TRADEMARKS AND TRADE NAMES. To the extent permitted by Applicable Laws, all packaging, labeling, advertising and Promotional Material used by a Party, its Affiliates and Sublicensees in connection with any Product in any country, shall feature both Amylin's corporate trade name(s) and logo(s) (collectively, the "AMYLIN MARKS") and Lilly's corporate trade name(s) and logo(s) (collectively, the "LILLY MARKS" and, together with Amylin Marks, the "MARKS") with equal prominence. Each Party shall retain the ownership of the entire right, title and interest in and to its Marks, and all goodwill associated with or attached to its Marks arising out of the use thereof under this Agreement. Each Party agrees that it will not contest, oppose or challenge, or do any act that otherwise impairs or misrepresents, the other Party's rights in such other Party's Marks. Each Party will obtain the prior written approval of the other Party of the form and manner in which such other Party's Marks will be used upon, in connection with, or in relation to, the Products, or any packaging, labels, containers, advertisements and other materials related thereto.

         (c) AMYLIN MARKS LICENSE. Subject to the terms of this Agreement, Amylin hereby grants to Lilly a non-exclusive, worldwide, royalty-free license, including the right to sublicense in conjunction with a sublicense permitted by this Article 9, to use the Amylin Marks on Product packaging, labeling, advertising and Promotional Material.



                                      67.      *CONFIDENTIAL TREATMENT REQUESTED

         (d) LILLY MARKS LICENSE. Subject to the terms of this Agreement, Lilly hereby grants to Amylin a non-exclusive, worldwide, royalty-free license, including the right to sublicense in conjunction with a sublicense permitted by this Article 9, to use the Lilly Marks on Product packaging, labeling, advertising and Promotional Material.

9.6 FAILURE TO USE DILIGENCE. Any failure by Lilly to satisfy its obligations to use Commercially Reasonable Efforts hereunder with respect to Development or Commercialization of Products in any Major Market shall entitle Amylin to give Lilly notice of such alleged failure to meet its diligence obligations, requiring Lilly to begin using its Commercially Reasonable Efforts with respect thereto in accordance with this Section 9.6, and stating Amylin's intention to terminate Lilly's licenses under Sections 9.1(a), 9.5, and 10.1(a) in such Major Market if Lilly does not begin using such Commercially Reasonable Efforts. Within thirty (30) days following Lilly's receipt of any such notice from Amylin, Lilly shall provide Amylin with a written response specifying, in reasonable detail, how it has begun to use Commercially Reasonable Efforts in such Major Market. If Lilly does not provide such written response and begin using its Commercially Reasonable Efforts in accordance therewith within thirty
(30) days after the receipt of such notice, then, effective upon the expiration of such thirty (30) day period, Amylin shall have the right to terminate the licenses granted to Lilly under Sections 9.1(a), 9.5 and 10.1(a) in such Major Market upon written notice to Lilly; provided, however, that in the event of a dispute between the Parties with respect to whether Lilly is using its Commercially Reasonable Efforts, such dispute shall be resolved in accordance with Article 13. In addition, in the event that Lilly determines not to pursue further Development or Commercialization of Products in any Major Market, then Lilly shall provide the JSC with a detailed statement of the reason therefore. If the JSC fails to agree upon the appropriate course of action, the matter may be submitted to Chief Executive Officer of Amylin and a member of the Lilly Policy Committee. If they are unable to agree, Lilly shall be entitled to make the final decision, unless Amylin can demonstrate that Lilly's actions constitute a failure to use Commercially Reasonable Efforts with respect to such Major Market. If Lilly is determined not to have used its Commercially Reasonable Efforts either before or after Product Launch, then Amylin shall have the right to terminate, the licenses granted to Lilly under Sections 9.1(a), 9.5 and 10.1(a) with respect to such Major Market upon written notice to Lilly. Upon any such termination, Lilly shall, and it hereby does, grant to Amylin an exclusive (even as to Lilly), irrevocable, perpetual, fully-paid license, with the right to sublicense, under the Lilly Rights (including, without limitation, Lilly Improvements) and Lilly's interest in the Joint Improvements, to develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field in the applicable Major Market, and Lilly shall transfer to Amylin as soon as reasonably practicable following such termination all Information relating to any Products as may be necessary to enable Amylin to practice the license granted under this Section 9.6, including, without limitation, rights to all Regulatory Materials, including INDs and NDAs, with respect to such Products in such Major Market and all drug dossiers and DMFs (to the extent Controlled by Lilly) with respect thereto.

9.7 NO IMPLIED LICENSES. Except as expressly provided otherwise herein, neither Party hereto will be deemed by this Agreement to have been granted any license or



                                      68.

other rights to the other Party's intellectual property rights, including but not limited to, trademarks, Amylin Rights, Lilly Rights, Improvements or Information.


                                   ARTICLE 10

                              INTELLECTUAL PROPERTY


10.1 IMPROVEMENTS.

         (a) AMYLIN IMPROVEMENTS. The entire right, title, and interest in and to all Amylin Rights and Improvements developed solely by employees, consultants or agents of Amylin during the Term will be the sole and exclusive property of Amylin. Amylin hereby grants Lilly a worldwide, royalty-free, paid-up, nonexclusive license in the Territory to practice under the rights of Amylin to any such Amylin Rights and Improvements to develop, make, have made, use, sell, offer for sale, have sold and import Compound and Product in the Territory as contemplated by this Agreement, and otherwise to perform its obligations expressly set forth in this Agreement or the Related Agreements in the Territory.

         (b) LILLY IMPROVEMENTS. The entire right, title, and interest in and to all Lilly Rights and Improvements developed solely by employees, consultants or agents of Lilly during the Term will be the sole and exclusive property of Lilly. Lilly hereby grants Amylin a worldwide, royalty-free, paid-up, nonexclusive license in the Territory to practice under the rights of Lilly to any such Lilly Rights and Improvements to develop, make, have made, use, sell, offer for sale, have sold and import Compound and Product in the Territory as contemplated by this Agreement and otherwise to perform its obligations expressly set forth in this Agreement or the Related Agreements in the Territory.

         (c) JOINT IMPROVEMENTS. The entire right, title, and interest in and to all Improvements developed or invented jointly by employees, consultants or agents of Amylin and employees, consultants or agents of Lilly during the Term ("Joint Improvements") will be the joint property of Amylin and Lilly. Each Party will have an undivided ownership interest in such Joint Improvements, and shall not license or sublicense its rights under such Joint Improvements for its own account without the consent of the other Party, which shall not be unreasonably withheld.


10.2 FILING, PROSECUTION AND MAINTENANCE OF PATENTS

         (a) It is the intention of the Parties to secure broad patent protection for Improvements. Amylin shall be responsible for the preparation, filing, prosecution and maintenance of all Amylin Patents and Patents arising from Joint Improvements ("Joint Patents"). Lilly shall be responsible for the preparation, filing, prosecution and maintenance of all Lilly Patents. The Parties shall mutually agree upon the countries



                                      69.

outside of the U.S. in which to file Joint Patents; provided, however, that if there is a dispute between the Parties as to where to file, the more comprehensive filing will be made. Each Party shall consider in good faith the requests and suggestions of the other Party with respect to strategies for filing and prosecuting Patents claiming any Product, or the manufacture, use or sale of any Product. The Party responsible for the filing, prosecution, maintenance, enforcement and defense of any such Patents shall keep the other Party informed of progress with regard thereto and afford the other Party a reasonable opportunity to comment prior to filing of patents. All Patent Expenses incurred on and after the Effective Date with respect to (i) Amylin Patents shall be paid by Amylin, and (ii) Lilly Patents shall be paid by Lilly.

         (b) In the event that Amylin desires to abandon any Amylin Patent claiming a manufacture, use or composition of Compound or Product, Amylin shall provide reasonable prior written notice to Lilly of such intention to abandon (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Amylin Patent with the applicable patent office) and Lilly shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Amylin's name (and at Lilly's expense). In the event that Amylin desires to abandon any Joint Patent, Amylin shall provide reasonable prior written notice to Lilly of such intention to abandon (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Joint Patent with the applicable patent office) and Lilly shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in the names of both the Parties (and at Lilly's expense). In the event that Lilly desires to abandon any Lilly Patent claiming a manufacture, use or composition of Compound or Product, Lilly shall provide reasonable prior written notice to Amylin of such intention to abandon (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Lilly Patent with the applicable patent office) and Amylin shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Lilly's name and at Amylin's expense

         (c) The Parties agree that the Patent Expenses (including prosecution costs) incurred in connection with Joint Patents shall be equally shared by the Parties (i.e., 50% paid by Amylin and 50% paid by Lilly).

10.3 INTERFERENCE, OPPOSITION, REEXAMINATION AND REISSUE.

         (a) INFORMATION. Either Party will, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Amylin Patents, Lilly Patents or Joint Patents. Lilly and Amylin will thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding subject to the provisions of this Section set forth below.

         (b) EXPENSE AND COOPERATION. The Parties shall share equally the expenses of any interference, opposition, reissue, or reexamination proceedings relating to the



                                      70.

Amylin Patents, Lilly Patents or Joint Patents covering a Compound or a Product. Lilly and Amylin will cooperate fully and will provide each other with any information or assistance that either Party may reasonably request. Each Party will keep the other Party informed of developments in any such action or proceeding. Decisions on whether to initiate such a proceeding and the course of action in such proceeding, including settlement negotiations and terms, will be made (i) with respect to Amylin Patents, by Amylin with the consultation of Lilly, (ii) with respect to Lilly Patents, by Lilly with the consultation of Amylin, and (iii) with respect to Joint Patents, jointly by the Parties; provided, however, that neither Party shall have the right to settle any proceeding under this Section 10.3 without the prior written consent of the other Party, which shall not be unreasonably withheld.

10.4 ENFORCEMENT AND DEFENSE.

         (a) INFRINGEMENT BY THIRD PERSON. Each Party will, within ten (10) days of learning of such event, inform the other Party of any infringement of any Amylin Patent, Lilly Patent or Joint Patent. Lilly and Amylin will thereafter consult and cooperate fully to determine a course of action including, without limitation, the commencement of legal action by either or both Lilly and Amylin, to terminate any infringement, subject to the provisions of this Section 10.4 set forth below.

         (b) AMYLIN PATENTS AND JOINT PATENTS. Amylin shall have the first right to bring and control any action or proceeding with respect to infringement of any Amylin Patent or Joint Patent by counsel of its own choice, and, except with respect to Amylin Patents existing in countries where Lilly does not have a license to Develop or Commercialize Product under this Agreement, Lilly shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Amylin fails to bring any such action or proceeding with respect to infringement of any Amylin Patent or Joint Patent (other than an Amylin Patent existing in a country where Lilly does not have a license to Develop or Commercialize Product under this Agreement) within (i) sixty (60) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whatever comes first, Lilly shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Amylin shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

         (c) LILLY PATENTS. Lilly shall have the first right to bring and control any action or proceeding with respect to infringement of any Lilly Patent by counsel of its own choice, and Amylin shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lilly fails to bring any such action or proceeding with respect to infringement of any Lilly Patent within (i) sixty (60) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whatever comes first, Amylin shall have the right to bring and control any such action at



                                      71.

its own expense and by counsel of its own choice, and Lilly shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

         (d) JOINDER. For any action by a Party pursuant to subsection (b) or
(c) above, in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for such Party to initiate, prosecute and maintain such action. In connection with any action, Lilly and Amylin will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party will keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto. Neither Party shall have the right to settle any patent infringement litigation under this Section
10.4 without the prior written consent of the other Party, which shall not be unreasonably withheld.

         (e) SHARING OF EXPENSES AND RECOVERY. Each Party shall pay 50% of any expenses (except for the expenses of the non-controlling Party's counsel, if any) and shall receive 50% of any recovery realized as a result of any litigation pursuant to this Section 10.4 until each Party's reimbursable expenses have been recovered and thereafter share recovery in accordance with each Party's proportionate interest in Operating Profits and Losses for the relevant geography.

         (f) SELECTION OF COUNSEL. In any case where a Party has the right to select counsel of its choice, it shall first consult with the other Party regarding the selection of counsel and consider in good faith the recommendations of the other Party.

10.5 THIRD PERSON PATENTS.

If a Party becomes aware of a potential infringement of a Third Person's Patent or other rights, or a Third Person asserts infringement of its Patent or other rights, based on the manufacture, import, use, sale or offer for sale of any Product, the Party first obtaining knowledge of such a potential infringement or claim shall immediately provide the other Party notice of such potential infringement or claim and the related facts in reasonable detail. In such event, the IP Subcommittee shall determine how best to mitigate or control the defense of any such potential infringement or claim that may include opposing the grant of any patent upon that a later claim of infringement may be based. In the event the Parties cannot agree on the mitigation or defense of any such potential infringement or claim, such defense shall be controlled by Amylin; provided that Lilly shall have the right to participate in such defense and to be represented in any such action by counsel of its selection at its sole discretion. The entity that controls the defense of a given claim with respect to a Product shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the written consent of the other Party, which consent shall not be unreasonably withheld. Each Party shall pay 50% of any expenses (except for the expenses of the non-controlling Party's counsel, if any) and shall receive 50% of any recovery realized as a result of any litigation pursuant to this Section 10.5.



                                      72.

10.6 CERTIFICATION UNDER DRUG PRICE COMPETITION AND PATENT RESTORATION ACT.


Amylin and Lilly each will immediately give notice to the other of any certification of which they become aware filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that Patents covering Product are invalid or that infringement will not arise from the Manufacture, use or sale of Product by a Third Person. If Amylin or Lilly (depending on which Party is defending the relevant Patents) decides not to bring infringement proceedings against the entity making such a certification, such Party will give notice to the other Party of its decision not to bring suit within twenty (20) days after receipt of notice of such certification. The Party receiving such notice may then, but is not required to, bring suit against the entity that filed the certification. Any suit by Lilly or Amylin will be in the name of Lilly if it involves a Lilly Patent, in the name of Amylin if it involves an Amylin Patent, or in the names of both Parties if it involves a Joint Patent or, collectively, an Amylin Patent and a Lilly Patent. For this purpose, the Party not bringing suit will execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit. Each Party shall pay 50% of any expenses (except for the expenses of the non-controlling Party's counsel, if any) and shall receive 50% of any recovery realized as a result of any litigation pursuant to this Section 10.6.

10.7 PATENT TERM RESTORATION.

At the request of the Party owning any Patents subject to this Agreement, the Parties hereto will cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country worldwide where applicable to the Amylin Patents, Lilly Patents and Joint Patents. In the event that elections with respect to obtaining such patent term restoration are to be made, the IP Subcommittee shall determine the matter.

10.8 PATENT MARKING.

Each Party shall mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking laws.

10.9 COORDINATION.

The IP Subcommittee shall be responsible for coordinating all activities described in this Article 10.



                                      73.

                                   ARTICLE 11

                          MANUFACTURE AND CO-PROMOTION

11.1 MANUFACTURING AND SUPPLY.

The Parties shall agree upon responsibility for Manufacture of Compound and Product for Development and Commercialization activities hereunder. The Parties intend to determine whether they will use Lilly's pen technology by [...***...], and to finalize appropriate manufacturing and supply agreements for all aspects of manufacturing by [...***...].

11.2 CO-PROMOTION IN THE U.S.

Concurrently with the execution of this Agreement, the Parties have entered into a Co-Promotion Agreement providing for the Parties' co-promotion of Product in the U.S.

11.3 HUMATROPE CO-PROMOTION

The Parties agree to enter into an agreement providing for the co-promotion of HUMATROPE with terms in accordance with those terms in the term sheet attached as ATTACHMENT 11.3 hereto.


                                   ARTICLE 12

                              TERM AND TERMINATION


12.1 TERM.

The term of this Agreement shall begin on the Effective Date and end at such time as neither Party, nor either Party's Affiliates or Sublicensees, is selling Product in the Territory, unless earlier terminated as provided hereafter (the "TERM").

12.2 TERMINATION FOR CAUSE.

Each Party shall have the right to terminate this Agreement upon ninety (90) days' written notice to the other upon the occurrence of any of the following:

             (a) In the event that the other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization,



                                      74.      *CONFIDENTIAL TREATMENT REQUESTED
adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days; or

             (b) Upon or after the breach of any material provision of this Agreement or the Co-Promotion Agreement by the other Party if the breaching Party has not cured such breach within the ninety (90) day period following written notice of termination by the non-breaching Party. Notwithstanding the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the ninety (90) day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement; provided, however, that the notifying Party may terminate this Agreement if such default is not cured within one hundred eighty (180) days of such original notice of default. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

12.3 TERMINATION AT WILL.

     Lilly shall have the right to terminate this agreement as follows:

         (a) Lilly may terminate this Agreement in the event of a Clinical Hold at any time within six (6) months following the imposition of the Clinical Hold, effective upon Amylin's receipt of written notice from Lilly. If Lilly exercises its right to terminate pursuant to this subsection, it shall pay to Amylin (i) an amount equal to the lesser of (x) [...***...] of the Development and Commercialization expenses actually incurred by Amylin during the [...***...] period immediately following the date of Amylin's receipt of Lilly's notice of termination and (y) [...***...] of the amount set forth in the Development Budget and Commercialization Budget for the same period (that would have been reimbursable by Lilly had Lilly not terminated the Agreement), plus (ii) [...***...] of any non-cancelable expenses that cannot be reasonably avoided, to the extent such expenses are not included in the expenses incurred during such [...***...] period, that would have been reimbursable by Lilly had Lilly not terminated the Agreement. Only expenses related to the formulation studied in the Amigo Trials shall be reimbursable. If Amylin elects to continue development of Compound following Amylin's receipt of Lilly's notice of termination, Amylin shall inform Lilly of that fact and provide such information to Lilly as Lilly may reasonably request from time to time (for a period no longer [...***...] from the effective termination date) to keep Lilly appraised of the progress of Amylin's Development efforts with respect to the Compound. Lilly shall have the option for a period [...***...] following the date of Amylin's receipt of its notice of termination to advise Amylin that it desires to reinstate the Agreement, in which case (i) Lilly shall reimburse Amylin for [...***...] of all Development or Commercialization Costs incurred by it following the date of Amylin's receipt of Lilly's notice of termination until the date of Lilly's request to reinstate this Agreement, (ii) Lilly shall pay to Amylin [...***...] that would have been paid by Lilly had Lilly not terminated this Agreement, and
(iii) this



                                      75.      *CONFIDENTIAL TREATMENT REQUESTED

Agreement shall be reinstated in full force and effect and govern the relationship of the parties thereafter.

         (b) Beginning on the Early Termination Date, Lilly shall have the right for a period of sixty (60) days to terminate this Agreement upon written notice to Amylin. If Lilly exercises its right to terminate pursuant to this subsection, it shall pay to Amylin (i) an amount equal to the lesser of (x) [...***...] of the Development expenses actually incurred by Amylin during the [...***...] period immediately following the date of Amylin's receipt of Lilly's notice of termination that would have been reimbursable by Lilly had Lilly not terminated the Agreement and (y) [...***...] of the amount set forth in the Development Budget for the same period (in all cases only expenses related to the formulation studied in the Amigo Trials shall be reimbursable), and (ii) an amount equal to [...***...] if (y) the primary end points for two of the three Amigo Trials have been met and the results of the third Amigo Trial do not suggest the presence of a safety issue that would preclude marketing of the Product or suggest the likelihood of a "black box" safety warning and (z) Amylin certifies that it intends to continue development efforts with respect to the formulation studied in the Amigo Trials. The [...***...] referred to above may be used by Amylin solely to fund development and commercialization activities with respect to the Product studied in the Amigo Trials. Amylin shall advise Lilly monthly of its expenditures related to these activities. If Amylin subsequently terminates development of the Product, any of the [...***...] not previously spent shall be immediately refunded. Following Product Launch, Amylin shall pay to Lilly a royalty equal to [...***...] of Net Sales until such time as Lilly has received an aggregate royalty equal to [...***...] (or such lesser amount as was actually paid by Lilly to Amylin), increased by an amount equal to interest at the rate of [...***...] compounded annually.

         (c) Lilly may terminate this Agreement at any time following sixty (60) days after the Early Termination Date by providing written notice to Amylin. In the event such termination occurs prior to Product Launch, the termination shall be effective immediately upon Amylin's receipt of written notice from Lilly and Lilly shall be liable to continue to pay [...***...] of all Development and Commercialization expenses incurred by Amylin during the [...***...] period following Amylin's receipt of Lilly's notice of termination, up to the maximum amount provided in the Development and Commercialization Budget for such period. If such termination occurs after Product Launch, such termination shall be effective [...***...] months after the date of Amylin's receipt of written notice from Lilly.


12.4 EFFECT OF TERMINATION; SURVIVING OBLIGATIONS.

         (a) Upon termination of this Agreement by Lilly pursuant to Section
12.2:

             (i) the licenses granted by Lilly to Amylin under Sections 9.1(b),
9.5 and 10.1(b) shall automatically terminate and revert to Lilly;



                                      76.      *CONFIDENTIAL TREATMENT REQUESTED

             (ii) any permitted sublicenses granted under Section 9.2 by Amylin shall remain in effect, but shall be assigned to Lilly;

             (iii) the licenses granted by Amylin to Lilly under Section 9.5 shall remain in effect in accordance with their terms, and Amylin shall, and it hereby does, grant to Lilly an exclusive (even as to Amylin), royalty-bearing license, with the right to sublicense, under the Amylin Rights (including, without limitation, Amylin Improvements) and Amylin's interest in the Joint Improvements, to develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field in the Territory, subject in each case to compliance by Lilly with all applicable provisions of this Agreement. Thereafter, instead of the payments set forth in Section 4.5, Lilly shall pay to Amylin a royalty of [...***...] of worldwide Net Sales of Products by Lilly, its Affiliates and Sublicensees, on a Product-by-Product and country-by-country basis, from the effective date of such termination until the later of (A) ten
(10) years from Product Launch of such Product in such country and (B) expiration of the last-to-expire of the Amylin Patents, Lilly Patents and Joint Patents claiming such Product in such country. For purposes of clarification, in the event of termination of this Agreement by Lilly pursuant to Section 12.2, the Steering Committee, JDC and JCC shall cease to exist, and, for so long as Lilly retains a license under this Section 12.4(a)(iii), Amylin shall not have the right or obligation to participate in Development and Commercialization activities with respect to Products; and

             (iv) Amylin shall (A) transfer to Lilly as soon as reasonably practicable all Information relating to any Products as may be necessary to enable Lilly to practice the license granted under Section 12.4(a)(iii), (B) transfer and assign to Lilly all of its right, title and interest in and to the all INDs with respect to the Products (including all foreign equivalents thereof), all Regulatory Approvals with respect to any Products, the DMF(s) (to the extent Controlled by Amylin) and all drug dossiers and master files with respect to any Products, and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Lilly.

         (b) Upon termination of this Agreement by Lilly pursuant to Section
12.3:

             (i) the licenses granted by Amylin to Lilly under Sections 9.1(a), 9.5, and 10.1(a) shall automatically terminate and revert to Amylin;

             (ii) any permitted sublicenses granted under Section 9.2 by Lilly shall remain in effect, but shall be assigned to Amylin;

             (iii) Lilly shall, and it hereby does, grant to Amylin an exclusive (even as to Lilly), irrevocable, perpetual, fully-paid license, with the right to sublicense, under the Lilly Rights (including, without limitation, Lilly Improvements) and Lilly's interest in the Joint Improvements, to develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field in the Territory;



                                      77.

             (iv) Lilly shall (A) transfer to Amylin as soon as reasonably practicable all Information relating to any Products as may be necessary to enable Amylin to practice the license granted under Section 12.4(b)(iii), (B) transfer and assign to Amylin all of its right, title and interest in and to all INDs with respect to the Products (including all foreign equivalents thereof), all Regulatory Approvals with respect to any Products, the DMF(s) (to the extent Controlled by Lilly) and all drug dossiers and master files with respect to any Products, and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Amylin; and

             (v) To the extent Lilly is engaged in the manufacture of Product as of the date notice of termination is given, Lilly shall manufacture and supply Product to Amylin from the effective date of such termination until such time as Amylin is able to secure an equivalent alternative commercial manufacturing source, as requested by Amylin or until thirty-six (36) months from the effective date of termination, whatever is earlier. To this end, as of the effective date of such termination at Amylin's option, all Third Person manufacturing contracts to which Lilly or any of its Affiliates is a party shall be assigned to Amylin. Further, upon Amylin's request, Lilly shall provide such technical assistance as Amylin may reasonably request to facilitate the transfer of Product manufacturing responsibility to Amylin or its designee. All Product supplied to Amylin by Lilly pursuant to this Section 12.4(b)(v) shall be supplied at the same price at which Lilly supplied Product to the Parties, their Affiliates or Sublicensees for resale immediately prior to such termination, subject to annual adjustment in accordance with the annual percentage change in the Pharmaceutical Producer Price Index (U.S. Bureau of Labor Statistics) on each anniversary of the effective date of such termination.

         (c) Upon termination of this Agreement by Amylin pursuant to Section 12.2, all of the provisions in Section 12.4 (b) (i) through (v) above shall apply, and in addition Amylin shall pay to Lilly a royalty of [...***...] of worldwide Net Sales of Products by Amylin, its Affiliates and Sublicensees, on a Product by Product and country-by-country basis, from the effective date of such termination until the later of (A) ten (10) years from Product Launch of such Product in such country and (B) expiration of the last to expire of the Amylin Patents, Lilly Patents and Joint Patents claiming such Product in such country.

         (d) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: 4.8, 4.9, Article 5,
Article 6, Article 8, Article 10 only to the extent contemplated by 12.4, 12.4, 12.5, 12.6, Articles 13 and 14.

         (e) Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights under Sections 12.4(a), (b) or (c), each Party shall deliver to the other Party any and all Confidential Information of the other Party in its possession.



                                      78.      *CONFIDENTIAL TREATMENT REQUESTED

12.5 NON-EXCLUSIVE RIGHTS.

The foregoing rights and remedies of the Parties set forth in Sections 12.2,
12.3 and 12.4 are non-exclusive and without prejudice to any rights that either Party may have arising under applicable law or equity.

12.6 RIGHTS IN BANKRUPTCY.

All rights and licenses granted under or pursuant to this Agreement by Amylin and Lilly are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "INTELLECTUAL PROPERTY" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party's possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party's written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

12.7 BUY-OUT OPTION


         (a) For a period of ninety (90) days following [...***...] following the first Product Launch in the first Major Market, if global Net Sales of Product for such year are less than [...***...] U.S. Dollars ([...***...] Dollars), each Party shall have the option to request that the budgets contemplated by this Agreement be revised if such Party believes in good faith that the market performance of the Product has been below expectations and that an adjustment of the budget is required. If any such request is made, the members of the JSC shall discuss in good faith what adjustments, if any, should be made. If the JSC is unable to reach a decision within thirty (30) days of the request, either Party may request that the matter be discussed by the Chief Executive Officer of Amylin and a member of the Lilly Policy Committee. If these persons are unable to reach a decision within thirty (30) days of the matter being referred to them, then the Parties agree that the Agreement shall remain in force without modification until ninety (90) days following the end of [...***...] following the first Product Launch in the first Major Market. If after such time either Party continues to believe that an adjustment is required or that any budget adjustment would be inadequate to permit the party to meet its expectation, it shall notify the other in writing (which notification shall be no later than 120 days after



                                      79.      *CONFIDENTIAL TREATMENT REQUESTED

         [...***...]), and the executives referred to above shall again discuss the matter in good faith. If such executives are unable to reach a decision within thirty (30) days of the written notice, then either Party has an additional thirty (30) days to request that a buy-out option be exercised pursuant to subparagraph (b) below.

             (b) If either Party requests a buy-out option, then the following shall apply:

         (i) The Parties shall select a nationally recognized investment banking firm with experience in the pharmaceutical industry to prepare a valuation of each of the Party's interest in the Agreement. If the Parties cannot agree upon the investment banking firm to perform the valuation, then each Party shall select a nationally recognized investment banking firm with experience in the pharmaceutical industry, and the two so selected shall agree upon a third. The two firms selected by the Parties shall prepare a valuation of each Party's interest. The third firm shall review the valuation of the two firms selected by the Parties, and then render its own opinion as to the value, which shall be binding on the Parties.

         (ii) Upon receipt of the valuation, the Party requesting the buy-out shall have the option within thirty (30) days of receipt of the valuation to (i) withdraw its notice requesting a buy-out option or (ii) confirm its desire to proceed, in which case the Party not requesting the buy-out option shall then have a period of thirty (30) days following receipt of the binding valuation report to elect either to (i) purchase the other Party's interest at the appraised value for such interest or (ii) sell its own interest to the other Party at the appraised value for the selling Party's interest. The Parties shall negotiate in good faith such other terms and conditions as shall be necessary to effect the sale or purchase contemplated hereby within the shortest possible time.

12.8 CHANGE IN CONTROL. In the event there shall be a Change in Control with respect to either Party, the Party not involved in the Change in Control shall have a period of ninety (90) days following the Change in Control to give notice to the other Party that it desires to terminate this Agreement. If such notice is given, then the Parties shall arrange for a valuation of the value of their respective interests in this Agreement using the procedures set forth in Section 12.7(b)(i). Upon receipt of the valuation, the Party not involved in the Change in Control shall have the option within thirty (30) days of receipt of the valuation either to (i) withdraw its notice terminating this Agreement or (ii) confirm its desire to terminate, in that case the Party experiencing the Change in Control shall elect either to (a) purchase the other Party's interest at the established value or (b) sell its own interest to the other Party at the appraised value of its interest. The Parties shall negotiate in good faith such other terms and conditions and take such other actions as shall be necessary to effect the sale or purchase contemplated hereby within the shortest possible time.



                                      80.      *CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE 13

                               DISPUTE RESOLUTION

13.1 DISPUTES.

The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party's rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 13.2 if and when such a dispute arises between the Parties (other than a dispute specifically governed by Section 3.1(e), 3.2(e) or 3.3(e)).

13.2 MEDIATION PROCEDURES.

         (a) DISCUSSIONS BETWEEN THE PARTIES. Except as otherwise provided in
Section 3.1(e), 3.2(e) or 3.3(e), if any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a "CLAIM"), arises between the Parties and the Parties cannot resolve the dispute within thirty (30) days of a written request by either Party to the other Party, the Parties agree to refer the Claim to a member of the Lilly Policy Committee and the Chief Executive Officer of Amylin for resolution. If, after an additional sixty (60) days, such officers have not succeeded in negotiating a resolution of the dispute, then, upon the written request of either Party, such dispute shall be submitted to non-binding mediation to be facilitated by a mutually agreeable mediator with prior experience as an executive in the pharmaceutical industry.

         (b) Unless otherwise agreed by the Parties, the mediation shall be held in Dallas, Texas and shall be attended by the Chief Executive Officer of Amylin and a member of the Lilly Policy Committee. The mediation shall be held on a mutually agreeable date which shall not be later than thirty (30) days following any Party's request for mediation. In the event the Parties are unable to agree to a resolution of the dispute at the mediation session, either Party shall be entitled to institute legal proceedings to pursue its claims. The fees of the mediator shall be shared equally by the Parties.

         (c) Nothing in this Section 13.2 shall prohibit any Party from seeking immediate injunctive or other relief if such Party reasonably believes that it will suffer irreparable harm from the actions of the other.



                                      81.

                                   ARTICLE 14

                                  MISCELLANEOUS


14.1 STANDSTILL AGREEMENT. During the Term and for a period of three (3) years thereafter (the "Standstill Period"), neither Lilly nor any of Lilly's Representatives (as defined below) will, in any manner, directly or indirectly:

         (a) make, effect, initiate, directly participate in or cause (i) any acquisition of beneficial ownership of any securities of Amylin or any securities of any subsidiary or other affiliate of Amylin, if, after such acquisition, Lilly would beneficially own more than ten percent (10%) of the outstanding common stock of Amylin, (ii) any acquisition of any assets of Amylin or any assets of any subsidiary or other affiliate of Amylin, other than purchases of Product as contemplated in this Agreement in non-material acquisitions in the ordinary course of business, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Amylin or any subsidiary or other affiliate of Amylin, or involving any securities or assets of Amylin or any securities or assets of any subsidiary or other affiliate of Amylin, or (iv) any "solicitation" of "proxies" (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Amylin;

         (b) form, join or participate in a Group with respect to the beneficial ownership of any securities of Amylin;

         (c) act, alone or in concert with others, to seek to control the management, board of directors or policies of Amylin;

         (d) take any action that might require Amylin to make a public announcement regarding any of the types of matters set forth in clause "(a)" of this sentence;

         (e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause "(a)", "(b)", "(c)" or "(d)" of this sentence;

         (f) assist, induce or encourage any other Person to take any action of the type referred to in clause "(a)", "(b)", "(c)", "(d)" or "(e)" of this sentence;

         (g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

         (h) request or propose that Amylin or any of Amylin's Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 14.1.

Notwithstanding the foregoing, the provisions of this Section 14.1 shall not apply to (i) the exercise by Lilly of any of its rights pursuant to this Agreement or any of the Related Agreements, (ii) the exercise by Lilly of any rights available to shareholders generally



                                      82.

pursuant to any transaction described in subparagraph (a) (ii) above provided that Lilly has not then either directly or as a member of a Group made, effected, initiated or caused such transaction to occur or (iii) any activity by Lilly after Amylin or any Third Party unrelated to Lilly has made any public announcement of its intent to solicit or engage in any transaction of the type referred to in this clause (a) above, provided however, with respect to this subpart (iii), if Amylin or such third Person terminates or announces its intent to terminate such transaction and Lilly (A) has not previously made any public announcement of its intent to solicit or engage in any transaction of the type referred to in this clause (a) above, or (B) in the event that such public announcement has been made by Lilly, Lilly has terminated or announced its intent to terminate such transaction, then the provisions of this Section 14.1 shall again be applicable.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement. For purposes of this Agreement, Lilly's "Representatives" will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of Lilly, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of Lilly or of any of Lilly's subsidiaries or other affiliates, providing such person is acting on behalf of Lilly.

14.2 FORCE MAJEURE.

Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, or acts of God. Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

14.3 ASSIGNMENT.

This Agreement will inure to the benefit and be binding upon each Party, its successors and assigns. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors



                                      83.

and permitted assigns of the Parties. Any attempted assignment not in accordance with this Section 14.3 will be void.

14.4 FURTHER ASSURANCES.

The Parties intend that this Agreement contain all consents, licenses and authorizations from one Party to the other necessary to enable each Party to perform its obligations hereunder. In the event any further such consents, licenses or authorizations are necessary, each Party agrees to take such further actions and execute such further agreements as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.5 SEVERABILITY.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, maintains the balance of the rights and obligations of the parties under this Agreement.

14.6 NOTICES.

All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile or email to current a fax number or e-mail address for the recipient (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     if to Amylin, to:   Amylin Pharmaceuticals, Inc.
                         9373 Towne Centre Drive, Suite 250
                         San Diego, California 92121
                         Attention:  Chairman and Chief Executive Officer
                         Fax No.: (858) 552-1936

     with a copy to:     Attention: General Counsel
                         Fax No.: (858) 552-1936

     if to Lilly, to:    Eli Lilly and Company
                         Lilly Corporate Center
                         Indianapolis, IN 46285
                         Attention: General Counsel



                                      84.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

14.7 APPLICABLE LAW.

The Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to any rules of conflict of laws.

14.8 ENTIRE AGREEMENT.

This Agreement (including the initial Development Plan and Commercialization
Plan) and the Related Agreements contain the entire understanding of the Parties with respect to the license, Development, Manufacture and Commercialization of Product. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

14.9 HEADINGS.

The captions to the several Articles and Sections hereof are not a part of the Agreement nor affect the interpretation of any of its provisions, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

14.10 INDEPENDENT CONTRACTORS.

It is expressly agreed that Amylin and Lilly will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency. Neither Amylin nor Lilly will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other Party.

14.11 WAIVER.

The waiver by either Party hereto of any right hereunder, or the failure to perform, or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.12 NO THIRD PARTY BENEFICIARIES.

         This Agreement is neither expressly nor impliedly made for the benefit of any Person other than the Parties.



                                      85.

14.13 COUNTERPARTS.

The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.14 WAIVER OF RULE OF CONSTRUCTION.

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

14.15 NON-SOLICITATION OF EMPLOYEES.

During the term of this Agreement, neither Party shall solicit for employment any person employed by the other, provided, however, that this provision shall not apply to any employee who seeks employment on an unsolicited basis or who responds to general forms of solicitation such as newspaper advertisements or inquiries from employment recruitment agencies where such agencies have not been directed to target employees of the other Party.



                                      86.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ELI LILLY AND COMPANY                           AMYLIN PHARMACEUTICALS, INC.

By: /s/ AUGUST M. WATANABE                      By: /s/ JOSEPH C. COOK, JR.
    ----------------------------                    ----------------------------
Name:  August M. Watanabe                       Name:  Joseph C. Cook, Jr.
Title: Executive Vice President                 Title: Chairman and Chief
       Science/Technology                              Executive Officer



                   [Signature Page -- Collaboration Agreement]


                                      87.

         ATTACHMENT 1.28 COMPOUND: THE AMINO ACID SEQUENCE OF EXENDIN-4
                            AS AN AMIDE OR FREE ACID

Chemical Formula: C(184)H(282)N(50)O(60)S

Molecular Weight: Approximately 4186 Daltons

Structural Formula (amino acid sequence):

    His-Gly-Glu-Gly-Thr-Phe-Thr-Ser-Asp-Leu-Ser-Lys-Gln-Met-Glu-Glu-Glu-Ala-Val-
    Arg-Leu-Phe-Ile-Glu-Trp-Leu-Lys-Asn-Gly-Gly-Pro-Ser-Ser-Gly-Ala-Pro-Pro-Pro-
    Ser-NH(2) (or --OH)



                                      88.

                      ATTACHMENT 1.76 -- NEOGENESIS PATENTS

"Neogenesis Patents" include the following Patents claiming [...***...] pending as of the Effective Date

  [...***...]

  [...***...]

  [...***...]

  [...***...]

  [...***...]

  [...***...]



                                      89.      *CONFIDENTIAL TREATMENT REQUESTED

                 ATTACHMENT 1.111 DEFINITION OF TIER 1 COMPOUND

Tier I Compounds subject to the Option provision [...***...].

Amylin                                  Lilly
--------------------------------------- ----------------------------------------
[...***...]                              [...***...]

[...***...]                              [...***...]

[...***...]                              [...***...]

                                         [...***...]

[...***...]                              [...***...]

                                         [...***...]

                                         [...***...]

                                         [...***...]

------------
[...***...] are excluded from the definition of a Tier I Compound.



                                      90.      *CONFIDENTIAL TREATMENT REQUESTED

                 ATTACHMENT 1.112 DEFINITION OF TIER 2 COMPOUND


Tier II Compounds subject to the Option provision are [...***...].

[...***...]

[...***...] are excluded from the definition of an Option Compound.



                                      91.

                   ATTACHMENT 4.5 OPERATING PROFITS OR LOSSES

SCHEDULE 4.5
Example of operations and 'Adjusted U.S. Operating Profit' sharing

MONTHLY FINANCIAL RESULTS FOR THE UNITED STATES

                                 [...***...]     [...***...]      [...***...]

[...***...]                       [...***...]     [...***...]        [...***...]



                                      92.      *CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 4.5
Example of operations and 'Adjusted OUS Operating Profit' sharing

MONTHLY FINANCIAL RESULTS FOR TERRITORIES OUTSIDE THE UNITED STATES

                                  [...***...]    [...***...]     [...***...]

[...***...]                        [...***...]     [...***...]       [...***...]



                                      93.      *CONFIDENTIAL TREATMENT REQUESTED

                          ATTACHMENT 7.6 AMYLIN PATENTS


Amylin Patents include but are not limited to the following Patents pending or issued as of the Effective Date.


[...***...]

            [...***...]                           [...***...]


[...***...]

                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]


[...***...]

                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...] [...***...]               [...***...]
                       [...***...] [...***...]               [...***...]
                       [...***...] [...***...]               [...***...]
                       [...***...] [...***...]               [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]

[...***...]

                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]
                       [...***...] [...***...]               [...***...]
                       [...***...]                           [...***...]
                       [...***...]                           [...***...]



                                      94.      *CONFIDENTIAL TREATMENT REQUESTED

[...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...] [...***...]               [...***...]
                        [...***...] [...***...]               [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]


[...***...]

                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...] [...***...]               [...***...]
                        [...***...] [...***...]               [...***...]
                        [...***...] [...***...]               [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]



                                      95.      *CONFIDENTIAL TREATMENT REQUESTED

[...***...]

                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]


[...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...] [...***...]               [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]


[...***...]

                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]
                        [...***...] [...***...]               [...***...]
                        [...***...] [...***...]               [...***...]
                        [...***...]                           [...***...]
                        [...***...]                           [...***...]



                                      96.      *CONFIDENTIAL TREATMENT REQUESTED

            ATTACHMENT 11.3 AMYLIN AND LILLY CO-PROMOTION QUID TERMS
                               SEPTEMBER 19, 2002


PARTIES: Eli Lilly and Company ("Lilly") and Amylin Pharmaceuticals, Inc. ("Amylin")

CONCEPT: Amylin to promote Humatrope to Tier III/IV targets for [...***...] beginning January 1, 2003.

TERRITORY:     United States of America

TERM:          Period of [...***...] beginning [...***...].

TERRITORY
ALIGNMENT:     Thirty territories with each Amylin territory overlapping a unique pair of Humatrope assignments. This configuration is [...***...]. Amylin may use [...***...] sales representatives to cover this territory. Amylin shall advise Lilly of the exact number of representatives it intends to field by [...***...].

DETAIL
POSITION:      First position, which means: a sales representative is expected to present the uses, benefits and risks of Humatrope in 100% of his or her face-to-face meetings with healthcare professionals.
               No restriction for second detail position.

DETAIL FEE:    [...***...]/Detail up to [...***...] details for the [...***...]
               period beginning on [...***...]. In addition, if Amylin is able to start more than [...***...] full year patient equivalents, Amylin would receive [...***...] of the incremental revenue above this base line for the year of promotion and then [...***...] of incremental residual revenue for the incremental patient starts it created for the [...***...] following its promotional activity on Humatrope based upon the forecasted degradation curve for the [...***...] following its Humatrope promotion. Such degradation curve is the following. In the [...***...] following the promotional period [...***...] of the incremental full patient equivalents started during the promotional period would remain on Humatrope. In the [...***...] following the promotional period
               [...***...] of the incremental full year patient equivalents started in the promotional year would remain on Humatrope.

CALL
FREQUENCY/
TARGETS: To [...***...]. The parties will agree on additional metrics and aligned incentive schemes.



                                      97.      *CONFIDENTIAL TREATMENT REQUESTED

REGULATORY
REQUIREMENTS:  Amylin will comply with all the applicable provisions and obligations resulting from Humatrope's regulatory, patient privacy and marketing requirements. Lilly will advise Amylin of all regulatory requirements unique to the product.

HIRING: Amylin will be solely responsible for recruiting and hiring of its sales force. However, Lilly will be allowed to provide input to establish the minimum qualifications for sales representatives, which Amylin will take in good faith.

TRAINING:      Amylin will deliver the detail message determined by Lilly. Lilly will design and administer all training as it pertains to Humatrope and the obligations of Humatrope's regulatory, patient privacy and marketing requirements. In addition, Lilly will provide marketing support.

GOVERNANCE:    PRIMARY CONTACT PERSONS: Within ten (10) days after the Effective
               Date, Lilly will appoint an individual to serve as its primary contact person with regard to this agreement and Amylin will also appoint an individual to serve as its primary contact person with regard to this agreement. The Lilly and Amylin representatives will meet, by phone or in person, as necessary (but not less than three (3) times each month) to monitor and manage the day-to-day activities of this co-promotion.

               MARKETING TEAM'S PERIODIC REVIEWS OF CO-PROMOTION EFFORTS AND
               PLANS: Within thirty (30) days after the Effective Date and then once each month thereafter, the Amylin contact person and selected other individuals from Amylin will meet with the Humatrope marketing team to review and discuss the Parties' efforts, strategies and plans for promoting Humatrope in the Territory. During such meetings, Lilly agrees to consider Amylin's comments in good faith, but Lilly, retains exclusive decision making authority regarding Humatrope's marketing, development strategies and promotional plans.

               JOINT EXECUTIVE ADVISORY COMMITTEE: Within thirty (30) days after the Effective Date, the Parties will establish a Joint Executive Advisory Committee composed of an equal number of members appointed by Lilly and Amylin from their respective organizations. The Joint Executive Advisory committee will meet, by phone, or in person, once each Calendar Quarter to monitor the co-promotion's success, opportunities and potential problems.

TERMINATION:   Agreement will last for twelve months from the effective date and terminate thereafter.

DEFINITIVE
AGREEMENT:     The parties shall use their commercially reasonable efforts to negotiate and execute a definitive co-promotion agreement consistent with this Term Sheet and containing such other terms as are customary in "rent-a-sales force" arrangements by not later than [...***...].



                                      98.      *CONFIDENTIAL TREATMENT REQUESTED